Exhibit 99.1

[   ], 2012

Dear Shareholders of Altisource Portfolio Solutions S.A.:

In April 2012, Altisource Portfolio Solutions S.A., which we refer to as Altisource, announced a plan to separate two closely-related development stage companies.  Upon the separation (the “Separation”), both companies will become separate public companies.  The enclosed information statement specifically addresses one of the two new companies that will, following the separation from Altisource, conduct its operations as Altisource Residential Corporation, a Maryland corporation (“Residential”).

Altisource recently formed Residential to acquire and own single-family rental assets.  Residential will engage Altisource Asset Management Corporation, a United States Virgin Islands corporation, recently formed by us and being spun off on or about the same date as Residential, to provide Residential with asset management and corporate governance services.  Residential expects it will elect and qualify to be taxed as a REIT for U.S. federal income tax purposes.

The Separation will occur in the fourth quarter of 2012, subject to certain customary closing conditions, by way of a taxable pro rata distribution of Residential common stock to Altisource shareholders. Each Altisource shareholder will receive 1 share of Class B common stock of Residential for every 3 shares of Altisource common stock held by such shareholder as of [    ], 2012, the record date for the Separation.

As an Altisource shareholder, you will automatically receive shares of Class B common stock of Residential unless you sell your Altisource shares before the separation date in the “regular way” market as described in the enclosed information statement. If the number of shares of Altisource common stock that you own is not a multiple of 3, you will receive a cash payment in lieu of any fractional share that you otherwise are entitled to receive. The number of shares of Altisource common stock that you currently own will not change as a result of the Separation.  You do not need to take any action or pay any consideration to receive the shares of Class B common stock of Residential in the Separation.

Residential will list its Class B common stock on the New York Stock Exchange under the symbol “RESI.” The common stock of Altisource will continue to trade on the NASDAQ Global Select Market under the symbol “ASPS.”

The enclosed information statement, which is being mailed to all Altisource shareholders, describes the Separation in detail and contains important information about Residential. We encourage you to carefully read this information statement.

We believe the Separation will enable Altisource and Residential to maximize the strengths of their respective core businesses.  We are proud of what we have built at Altisource and want to ensure you that we will continue to capitalize on innovative ideas and business opportunities.  This is an exciting time for Altisource and Residential, and we believe this Separation is in the best interests of Altisource shareholders. We remain committed to working on behalf of you, our shareholders, to build long-term value.

Sincerely,

William B. Shepro
Chief Executive Officer and Director
Altisource Portfolio Solutions S.A.

i

[   ], 2012

Dear Prospective Shareholders of Altisource Residential Corporation:

We look forward to welcoming you as a shareholder of Altisource Residential Corporation, a Maryland corporation (“Residential”). We believe that our independence will allow us to focus on establishing our core business and provide us with the financial and operational flexibility to focus on opportunities to acquire and own single-family rental assets.

We expect Residential to become a stand-alone public company on or about [   ], 2012, upon receipt of all required approvals and satisfaction of all other conditions. Our Class B common stock will be listed on the New York Stock Exchange under the symbol “RESI.”

I encourage you to learn more about Residential and the objectives that we will pursue as a stand-alone public company by reading the enclosed information statement. It describes the separation in detail, including the conditions to the separation.

We look forward to creating long-term value for you, our shareholders.

Sincerely,

William C. Erbey
Chairman
Altisource Residential Corporation

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission.

Subject to Completion, Dated December 5, 2012

INFORMATION STATEMENT RELATING TO THE DISTRIBUTION OF COMMON STOCK OF

ALTISOURCE RESIDENTIAL CORPORATION
by
ALTISOURCE PORTFOLIO SOLUTIONS S.A.
to Shareholders of Altisource Portfolio Solutions S.A.

This information statement is being furnished in connection with the spin-off (the “Spin-Off”) of Altisource Residential Corporation, a Maryland corporation (including Altisource Residential, L.P., its operating partnership through which it will acquire and hold its assets, “Residential”) from Altisource Portfolio Solutions S.A. (“Altisource”) by way of a taxable pro rata distribution of all of the common stock of Residential to Altisource shareholders (the “Distribution”). We refer to the Spin-Off and the Distribution collectively as the “Separation.”  Immediately after the Separation is completed, Residential will be a stand-alone public company.

For every 3 shares of Altisource common stock, par value $1.00 per share, which we refer to as Altisource common stock, that you hold as of 5:00 p.m. Eastern Time on [   ], 2012, the record date for the Distribution (the “Record Date”), you will receive 1 share of Class B common stock of Residential, par value $0.01 per share, which we refer to as Residential common stock or our common stock. We expect Altisource to distribute shares of our common stock to Altisource’s shareholders at 5:00 p.m. Eastern Time on or about [   ], 2012 (the “Separation Date”). As discussed more fully in this information statement, if you sell shares of Altisource common stock in the “regular way” market, and the sale of the shares settles before the Separation Date, you will be selling your right to receive shares of Residential common stock in the Separation. For additional information, see “The Separation.”

You will not be required to pay any consideration for the Residential common stock or surrender any of your Altisource common stock.  We are not asking you for a proxy and request that you do not send us one.

All of the outstanding shares of our common stock are currently owned by Altisource.  Accordingly, there is no current trading market for our common stock.  We expect, however, that a limited trading market for our common stock, known as a “when-issued” trading market, will develop [   ] days prior to the Separation Date, and we expect that “regular way” trading of our common stock will begin the first trading day after the Separation Date. We will list the Residential common stock on the New York Stock Exchange (“NYSE”) under the symbol “RESI.”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 10.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.  See “Risk Factors—Risks Related to our Business in General,” “Business—Emerging Growth Company Status” and “Critical Accounting Policies and Estimates—Emerging Growth Company Status.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is [    ], 2012.

This information statement was first mailed to Altisource shareholders on or about [   ], 2012.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT ALTISOURCE RESIDENTIAL CORPORATION AND THE SEPARATION	1
SUMMARY	6
RISK FACTORS	10
FORWARD-LOOKING STATEMENTS	24
THE SEPARATION	25
RELATIONSHIP BETWEEN ALTISOURCE AND US FOLLOWING THE SEPARATION	49
DISTRIBUTION POLICY	51
CAPITALIZATION	52
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	53
BUSINESS	60
MANAGEMENT	65
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	70
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	71
DESCRIPTION OF CAPITAL STOCK	72
CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS	74
INDEMNIFICATION OF DIRECTORS	77
WHERE YOU CAN FIND MORE INFORMATION	78
INDEX TO FINANCIAL STATEMENTS	F-1

We are furnishing this information statement solely to provide information to Altisource shareholders who will receive our common stock in the Separation. It is not and should not be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Altisource. This information statement describes our business, the relationship between Altisource and Residential, and how the Separation affects Altisource and its shareholders, and it also provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the Separation. You should be aware of certain risks relating to the Separation, our business and ownership of our common stock, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this information statement is accurate as of any date other than the date on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information except in the normal course of our public disclosure obligations and practices.

QUESTIONS AND ANSWERS ABOUT ALTISOURCE RESIDENTIAL CORPORATION AND THE SEPARATION

What assets, liabilities and operations will comprise Residential in connection with the Separation?

In connection with the Separation, we expect to enter into a “Separation Agreement” with Altisource that will contain the key provisions relating to the transaction including identification of the assets to be transferred, and that will describe the material terms of when and how this transfer will occur. We anticipate that the only significant assets to be transferred will be cash.  We do not anticipate the transfer of significant liabilities, and there are no operations included in the transfer.  In addition, we expect to enter into a “Tax Matters Agreement” with Altisource setting out each party’s rights and obligations with respect to Luxembourg and United States (“U.S.”) federal, state and local taxes for tax periods before the Separation and related matters, certain indemnification rights and obligations with respect to taxes for the tax periods before the Separation and for any taxes and associated adverse consequences resulting from the Separation. See “Risk Factors—Risks Related to the Separation,” “Relationship between Altisource and Us Following the Separation” and “Certain Relationships and Related Party Transactions.”

What will Residential’s relationship with Altisource be after the Separation?

In connection with the Separation, we expect to enter into a two year “Support Services Agreement” under which Altisource will provide certain services to Residential. There are other arrangements between us and Altisource that will continue following the Separation. See “Relationship between Altisource and Us Following the Separation” for additional details.

Although Altisource is a separate company, Altisource and Residential have the same Chairman, William C. Erbey. Mr. Erbey currently owns 27.71% of Altisource common stock and will own the same percentage of our common stock as he holds of Altisource immediately following the Separation.  This arrangement with Altisource may involve, or may appear to involve, conflicts of interest. See “Certain Relationships and Related Party Transactions” and “Risk Factors—Risks Related to Conflicts of Interest.”

Do Residential’s organizational documents contain any anti-takeover provisions?

Our Charter and Bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise not be in the best interests of our shareholders, including business combination provisions, stock ownership limitations, supermajority vote requirements and advance notice requirements for director nominations and shareholder proposals. See “Description of Capital Stock” and “Certain Provisions of our Charter and Bylaws.”

What are the U.S. federal income tax consequences of the Separation?

The Separation will be a taxable distribution for U.S. shareholders for U.S. federal income tax purposes. The taxable distribution will be equal to the fair market value of the Residential common stock you receive in the Distribution.  That amount will be taxable as a dividend to the extent of Altisource’s current and accumulated earnings and profits, calculated under U.S. tax law.  If the Distribution is in excess of your allocable share of Altisource’s earnings and profits, it will be treated as a tax-free return of capital to the extent of the tax-basis in your Altisource shares, and then as a capital gain.

What are the U.S. federal withholding tax consequences of the Separation?	The Distribution by Altisource to its shareholders will not be subject to U.S. federal withholding taxes.

What are the Luxembourg income tax consequences of the Separation?

A non-Luxembourg resident holder will not be subject to Luxembourg income taxes on the Distribution received from Altisource unless the shares are attributable to a permanent establishment or a fixed place of business maintained in Luxembourg by such non-Luxembourg shareholder. A Luxembourg resident individual holder will be subject to Luxembourg income taxes on dividend income and similar distributions with respect to shares in Altisource. A Luxembourg resident corporation may benefit from the Luxembourg participation exemption with respect to the receipt of the Distribution, if certain conditions are met. See “The Separation—Luxembourg Income Tax Consequences of the Distribution.”

What are the Luxembourg withholding tax consequences of the Separation?	The Distribution by Altisource to its holders will not be subject to Luxembourg withholding taxes. See “The Separation—Certain Luxembourg Tax Consequences of the Separation.”

Each shareholder is urged to consult a tax advisor as to the specific tax consequences of the Distribution to that shareholder, including the effect of any Luxembourg, U.S. federal, state, local or other foreign tax laws and of changes in applicable tax laws.

What are the risks associated with Residential and the Separation?	You should review the risks relating to the Separation, our business and ownership of our common stock described in “Risk Factors.”

What will I receive as a result of the Separation?

For every 3 shares of Altisource common stock that you own on the Record Date, you will receive 1 share of Residential common stock, which is referred to as the “Separation Ratio.” If you would be entitled to a fractional share of Residential common stock, you will instead receive a cash payment in lieu of the fractional share. See “The Separation—Treatment of Fractional Shares.” If your shares of Altisource common stock are subject to forfeiture and restrictions on transfer until they vest, the shares of Residential common stock that you receive will be subject to the same restrictions and vesting provisions.

When will the Separation occur?

Altisource currently anticipates completing the Separation at 5:00 p.m. Eastern Time on or about [   ], 2012, which we refer to as the “Separation Date.”  When we refer to the “Separation Date,” we are referring to that date and time.

What is the Record Date for the Separation?

The Record Date is [   ], 2012, and ownership of Altisource common stock is determined as of 5:00 p.m. Eastern Time on that date. When we refer to the “Record Date,” we are referring to that date and time.

Is shareholder approval required for the Separation?

Shareholder approval is not required for the Separation. Subsequent to final approval by the Altisource Board of Directors and regulatory approval, Altisource will distribute its ownership interest in Residential to its existing shareholders as of the Record Date.

What do I have to do to receive my shares of Residential common stock?

Nothing. Your shares of Residential common stock will be either reflected in an account statement that our transfer agent, American Stock Transfer & Trust Company, will send to you shortly after [   ], 2012 or credited to your account with your broker or nominee on or about [   ], 2012.

When will I receive my shares of Residential common stock?

If you hold your shares of Altisource common stock through your broker or other nominee, you are probably not a shareholder of record, and your receipt of your shares of Residential common stock will depend on your arrangements with the nominee that holds your shares of Altisource common stock for you.  Altisource anticipates that brokers and other nominees generally will credit their customers’ accounts with shares of Residential common stock on or about [   ], 2012, but you should check with your broker or other nominee. See “The Separation—When and How You Will Receive Your Shares of Residential Common Stock.”

How will shares of Residential common stock be distributed to me?

Altisource will distribute shares of Residential common stock by book entry. If you were a record holder of Altisource common stock on the Record Date, then you will receive from our transfer agent shortly after the Separation Date a statement of your book entry account for the shares of Residential common stock that are distributed to you. You will not receive a physical certificate evidencing your ownership of Residential common stock. If you were not a record holder of Altisource common stock on the Record Date because your shares are held on your behalf by your broker or other nominee, then your shares of Residential common stock should be credited to your account with your broker or nominee shortly after the Separation Date.

Will Altisource distribute fractional shares of Residential common stock?

Fractional shares of Residential common stock will not be issued in the Separation. If you would be entitled to receive a fractional share in the Separation, then you will instead receive a cash payment in lieu of the fractional share, which cash payment may be taxable to you. See “The Separation—Treatment of Fractional Shares.”

Will the Separation affect the market price of my shares of Altisource common stock?

Following the Separation, Altisource common stock will continue to be listed and traded on the NASDAQ Global Select Market under the symbol “ASPS.” As a result of the Separation, the trading price of Altisource shares immediately following the Separation may be lower than immediately prior to the Separation.  Until the market has fully analyzed the operations of Altisource without Residential, the price of Altisource common stock may fluctuate significantly. See “The Separation—Listing and Trading of the Shares of Residential Common Stock.”

Where will my shares of Residential common stock trade?

Residential common stock has been authorized for listing on the NYSE under the trading symbol “RESI” following completion of the Separation. Trading of Residential common stock will begin on a “when-issued” basis on [   ], 2012. See “The Separation—Listing and Trading of the Shares of Residential Common Stock” and “Description of Capital Stock.”

When will I be able to trade shares of Residential common stock?

Trading of Residential common stock will begin on a “when-issued” basis on [   ], 2012. “Regular-way” trading will begin on the first trading day after the Separation Date. In the context of a spin-off, when-issued trading refers to securities transactions made on or before the Separation Date and made conditionally because the securities of the distributed entity have not yet been distributed. When-issued trades generally settle within three trading days after the Separation Date. On the first trading day following the Separation Date, all when-issued trading, if any, will end and regular-way trading in shares of Altisource common stock will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the third full trading day following the date of the transaction. Residential common stock generally will be freely tradable after the Separation Date although the share price may be subject to greater trading volatility than Altisource shares historically have experienced. See “The Separation—Listing and Trading of the Shares of

Residential Common Stock.”

What is Residential’s distribution policy?

We will elect and qualify to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes and to make regular distributions in the future to our shareholders. However, any distributions we make in the future will be at the discretion of our Board of Directors and will depend upon, among other things, our actual results of operations, financial condition and such other factors that our Board of Directors may deem relevant. These results and our ability to pay distributions will be affected by various factors. See “Distribution Policy.”

How will Residential be managed?	After the Separation, we will initially be managed by our Board of Directors consisting of five directors. William C. Erbey is the Chairman of our Board of Directors. See “Management.”

How will existing stock options be treated in the Separation?

Currently, stock options are outstanding under Altisource’s 2009 Equity Incentive Plan and other equity incentive plans.  The exercise price of each outstanding stock option of Altisource will be adjusted to reflect the value of Residential common stock distributed to Altisource shareholders. At the Separation Date, all holders of Altisource stock options will receive the following:

•                  stock options (issued by Residential) to acquire the number of shares of Residential common stock equal to the product of (a) the number of Altisource stock options held on the Separation Date and (b) the distribution ratio of 1 share of Residential common stock for every 3 shares of Altisource common stock and

•                  an adjusted Altisource stock option, replacing the original Altisource option for the same number of shares of Altisource common stock with a reduced exercise price per stock option.

We will determine the exercise price of the new Residential stock option and the adjusted Altisource stock option in a manner so that the intrinsic value of the stock option to its holder will be the same as of the Separation Date.

Do I have appraisal rights in connection with the Separation?	No. Shareholders of Altisource common stock have no appraisal rights in connection with the Separation. See “The Separation—No Appraisal Rights.”

What is the difference between Class A Common Stock and Class B Common Stock?

Beginning on the date Class A common stock is first issued and ending on the third anniversary of such issuance (the “Priority Period”), holders of Class A common stock shall be entitled to receive, prior to any distribution to the holders of Class B common stock, cumulative dividends in an amount equal to $0.644 per year (the “Priority Distribution”).  Prior to the commencement of the Priority Period, holders of Class B common stock shall be entitled to receive unsubordinated dividends, if any. During the Priority Period, after the holders of Class A common stock have received an amount equal to the Priority Distribution, the holders of Class B common stock shall be entitled to receive, prior to any further distributions to the holders of Class A common stock, cumulative dividends in an amount equal to the Priority Distribution. After the holders of Class B common stock have received an amount equal to the Priority Distribution, the holders of Class A common stock and Class B common stock shall receive distributions on a pro rata basis. Currently, there are no shares of Class A common stock outstanding.  See “Description of Capital Stock.”

Who is the transfer agent for Residential common stock?

The transfer agent for Residential common stock is American Stock Transfer & Trust Company. You can contact the transfer agent at the following address and telephone number:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, New York 10038

Telephone: 718-921-8200

Fax: 718-259-1144

Please contact the transfer agent with any questions about the Separation or if you need any additional information.

SUMMARY

This summary highlights selected information contained elsewhere in this information statement relating to the separation of Residential from Altisource and the distribution of Residential common stock by Altisource to Altisource’s shareholders. This summary may not contain all of the information that is important to you. To better understand the Separation and Residential, you should carefully read this entire information statement including the risks described in “Risk Factors” and the financial statements and the notes thereto beginning on page F-1.

Except as otherwise indicated or unless the context otherwise requires, “Altisource Residential Corporation,” “Residential,” “we,” “us,” “our” and “the Company” refer to Altisource Residential Corporation, a Maryland corporation, and its subsidiaries. All references to “Altisource” are to Altisource Portfolio Solutions S.A., a Luxembourg société anonyme and its subsidiaries.

Our Business

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. We were formed on July 19, 2012 by Altisource to acquire and own single-family rental assets.  Our primary sourcing strategy to obtain single-family rental assets includes acquiring sub-performing and non-performing loans as well as single-family homes at or following the foreclosure sale (“REO” or “REO Properties”).  We intend to pursue opportunities to acquire single-family rental assets and sub-performing and non-performing loans throughout the United States as long as such assets meet our desired property characteristics and provide acceptable long term returns. Consequently, neither the allocation of the assets within our portfolio nor the geographic allocation of the assets will be predetermined.

The AAMC Asset Management Agreement

As compensation for the Services, we will pay AAMC a quarterly incentive fee as follows: (i) 2% of all cash available for distribution by us to our shareholders until the aggregate amount of such cash dividends paid during the quarter divided by the average number of shares of our common stock outstanding during the quarter (the "Quarterly Per Share Distribution Amount") exceeds $0.161, then (ii) 15% of all additional cash available for distribution by us to our shareholders until the Quarterly Per Share Distribution Amount exceeds $0.193, then (iii) 25% of all additional cash available for distribution by us to our shareholders until the Quarterly Per Share Distribution Amount exceeds $0.257, and thereafter (iv) 50% of all additional cash available for distribution by us to our shareholders (in each case as such amounts may be appropriately adjusted from time to time to take into account the effect of any stock split, reverse stock split or stock dividend). The foregoing thresholds will be reduced to the extent that we pay or are deemed to pay dividends of cash from capital transactions and in the event that we pay or are deemed to pay dividends of cash from capital transactions so that a hypothetical holder of one share of our Class B common stock acquired on the Separation Date has received with respect to such share of Class B common stock, since the Separation Date, distributions of cash that are deemed to be cash from capital transactions in an aggregate amount equal to $12.74 (the approximate book value of single share of our Class B common stock as of the Separation Date), then all of the foregoing thresholds will be reduced to zero and we will pay AAMC a quarterly incentive fee equal to 50% of all additional cash available for distribution by us to our shareholders. For the purpose of this calculation, any Class A common stock dividend priority will be disregarded.

In the event that we pay or are deemed to pay our shareholders dividends of cash from capital transactions, AAMC will not receive an incentive fee with respect to such capital transactions dividends until a hypothetical holder of one share of our Class B Common stock acquired on the Separation Date has received with respect to such share of Class B common stock, since the Separation Date, distributions of cash that are deemed to be cash from capital transactions in an aggregate amount equal to $12.74. For the purpose of this calculation, any Class A common stock dividend priority will be disregarded. Thereafter, AAMC will be entitled to an incentive fee with respect to any dividends of cash from capital transactions in accordance with the calculation in the preceding paragraph.

In addition, we intend to make a preferred investment in NewSource Reinsurance Company Ltd., a title insurance and reinsurance company that will be formed following the Separation and domiciled in Bermuda (“NewSource”). We will engage Altisource Asset Management Corporation, a United States Virgin Islands corporation (“AAMC”), recently formed by Altisource and being spun off on or about the same date as us, to provide us with asset management and corporate governance services (the “Services”) under an asset management agreement (the “AAMC Asset Management Agreement”).

Our Business Strategy

Our business strategy is to provide a growing stream of dividends to our shareholders by:

•            Acquiring single-family rental assets at an attractive cost relative to the REO market through the purchase of non-performing loan portfolios.  Our goal will be to capture what we view as the positive arbitrage in today’s market between the price of non-performing loans, adjusted for carrying costs, and the value of the underlying real estate assets when sold as REO and

•            Managing single-family rental assets nationwide at a lower cost than that of our competitors.

To help us achieve this strategy, we will leverage AAMC’s strategic relationships with Altisource and Ocwen Financial Corporation (“Ocwen”).  These relationships provide us with what we believe are two significant competitive advantages.

First, we expect that our 15-year Servicing Agreement with Ocwen (the “Ocwen Servicing Agreement”), will enable us to obtain single-family rental assets at a discount to the typical REO acquisition price by acquiring sub-performing or non-performing loans.  This arbitrage exists because there are extended timelines, complexities and uncertainties in managing non-performing and sub-performing loans resulting from the loan modification, foreclosure and REO sale processes.  We believe that Ocwen’s extensive mortgage servicing experience will enable us to shorten non-performing loan resolution timelines by effectively and efficiently (1) converting a portion of the non-performing loan portfolio to performing status and (2) managing the foreclosure process and timelines with respect to the remainder of the portfolio.

Based on the industry experience of AAMC’s management team, we believe non-performing loans often sell for as low as 55% of the estimated value of the underlying property securing the loan.  We expect that a portion of the non-performing loans will be returned to performing status primarily through loan modifications.  After the loans are modified, and following a short seasoning period, we expect the borrowers to refinance these loans near the estimated value of the underlying property — generating very attractive returns for us.

We expect that, despite efforts to modify or return the mortgage loans to a performing status, a portion of these mortgage loans will enter into foreclosure, ultimately becoming REO that can be converted into single-family rental assets.  Even after considering the foreclosure expenses and the time value of money, we believe we will be able to acquire REO through the mortgage loan default process at a discount to the typical REO acquisition price.  Additionally, as we intend to retain the majority of the underlying real estate assets, we will avoid some of the typical REO costs (such as real estate brokerage commissions).

We expect that our second competitive advantage will be our relationship with Altisource through our 15-year Master Services Agreement with Altisource for construction management, leasing and property management services (the “Altisource Master Services Agreement”).  We believe that Altisource’s real property management experience and centralized vendor management model will allow us to operate single-family rental assets at a lower cost than our competitors.  Our goal is to minimize our property management expenses for a single-family rental asset so that those expenses will be similar to that for an apartment unit managed by a multi-family REIT.  Further, because of Altisource’s distributed vendor model, we can acquire assets nationwide.  This allows us to competitively bid on large sub-performing or non-performing mortgage portfolios with assets dispersed throughout the United States.  Altisource has extensive property management operational experience, managing and maintaining over 90,000 REO Properties for others over the last three years, which represents approximately $9 billion of estimated value in such properties.

While the Ocwen Servicing Agreement and Altisource Master Services Agreements are not exclusive arrangements, we believe that these relationships will provide us with significant competitive advantages with respect to acquiring and maintaining single-family rental assets, which represent a $3 trillion growth market.  We expect to acquire single-family rental assets with the intention to hold these assets over the long-term with a focus on developing brand and franchise value.  We also believe that the forecasted growth for the single-family rental marketplace, in combination with our projected asset management and acquisition costs and our ability to acquire assets nationwide provide us with a significant opportunity to establish the Company as a leading, externally-managed residential REIT.

The Separation

We describe in this information statement the assets of Residential that will be contributed by Altisource in connection with the Spin-Off as if Residential were a separate business.  As Residential is a development stage company and has not commenced operations, no historical results of operations are presented. For additional information, see “The Separation—Introduction.”

Altisource sent this document to you because you were the holder of Altisource common stock on the Record Date. On April 26, 2012, Altisource announced its intention to spin-off a development stage company into a stand-alone public company that will acquire and own single-family rental assets. Accordingly, upon consummation of the Separation, you will be entitled to receive 1 share of Residential common stock for every 3 shares of Altisource common stock that you held on the Record Date.  We expect the Separation to occur at 5:00 p.m. Eastern Time on or about [   ], 2012.

You do not have to surrender or exchange your shares of Altisource common stock or pay cash or any other consideration to receive your shares of Residential common stock.  The number of shares of Altisource common stock that you currently own will not change as a result of the Separation.

This information statement describes our business, our relationship with Altisource and how this transaction affects Altisource and its shareholders.  In addition, it provides other information to assist you in evaluating the benefits and risks of holding or disposing of the shares of our common stock that you will receive in the Distribution.

References in this information statement to our historical assets generally refer to the historical assets of Altisource and its subsidiaries before the Separation. As we are a development stage company and have not commenced operations, there are no historical financial results of operations contained in this information statement. We cannot predict what our financial results will be in the future as a stand-alone public company.

Reasons for the Separation

Altisource’s Board of Directors determined that separating our business from Altisource is in the best interests of Altisource shareholders. In arriving at its decision, the Board of Directors considered, among other factors, the following:

Differing Business Strategies

The Company plans to be engaged in a capital intensive business, inconsistent with the business strategy of Altisource.  While we intend to generate revenues by acquiring and owning single-family rental assets at an attractive cost by purchasing sub-performing and non-performing loan portfolios and renting out such single family REO properties, Altisource does not engage in the business of purchasing or renting single family REO properties.  Altisource is primarily a provider of fee based services focused on high value, technology-enabled, knowledge-based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management.

Greater Strategic Focus of Financial Resources and Management’s Efforts

The Company will have different financial and operating characteristics than Altisource’s other businesses. Owing to these and other factors, we and Altisource will employ different capital structures and financing strategies. Consequently, Altisource has determined that its current structure may not be optimized to design and implement the distinct strategies necessary to operate its businesses in a manner that maximizes the long-term value of each business. We and Altisource believe that our respective management resources would be more efficiently utilized if Altisource’s management concentrates solely on its success as a provider of services focused on high value, technology-enabled, knowledge-based functions and our management concentrates solely on our business. The dilution of attention involved in managing these businesses with competing goals and needs will thus be eliminated.

Direct and Differentiated Access to Capital Resources

After the Separation, we will no longer need to compete with Altisource for capital resources. Both we and Altisource believe that direct and differentiated access to capital resources will allow us to better optimize the amounts and terms of the capital needed for our respective businesses, aligning financial and operational characteristics with investor and market expectations.

Enhanced Investor Choices by Offering Investment Opportunities in Separate Entities

We believe investors in the Company will be better positioned to evaluate our financial performance and strategy within the context of our particular field of operations and peer groups and that this will enhance the likelihood that we achieve an appropriate market valuation. Both we and Altisource believe that our investment characteristics may appeal to types of investors who differ from Altisource’s current investors. Both we and Altisource expect that, as a result of the Separation, our management will be better positioned to implement goals and evaluate strategic opportunities in light of investor expectations within the context of our particular field of operation.

In determining whether to effect the Separation, Altisource’s Board of Directors also considered the costs and risks associated with the transaction, including:

•                  the potential costs and disruptions as a result of the Separation;

•                  the risks of being unable to achieve the benefits expected from the Separation;

•                  the increased significance to the Company of certain costs and liabilities;

•                  the risk that the Separation might not be completed and the one-time and ongoing costs of the Separation; and

•                  certain other risks associated with the Separation and the operation of our business following the Separation, as described under the heading “Risk Factors” of this information statement.

Regulatory Approval

Apart from the registration under U.S. federal securities laws of the Residential common stock that will be issued in the Separation, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Separation.

No Appraisal Rights

Altisource shareholders will not have appraisal rights in connection with the Separation.

Risk Factors

You should carefully consider the matters discussed under the heading “Risk Factors” of this information statement.

Corporate Information

We are a Maryland corporation that conducts its operations in the U.S.  Our principal executive offices are c/o Altisource Asset Management Corporation, 402 Strand St., Frederiksted, United States Virgin Islands 00840-3531, and our main telephone number is (340) 692-1055.  Our corporate website is located at www.altisourceresi.com. The information contained in, or that can be accessed through, our website is not part of this information statement.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we are eligible to avail ourselves of certain exemptions from various reporting requirements of public companies that are not “emerging growth companies,” including, but not limited to an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We have not made a decision whether to avail ourselves of certain of these exemptions.

In addition, the JOBS Act provides that an “emerging growth company” can utilize an extended transition period for complying with new or revised accounting standards, allowing it to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies which are not emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS IN GENERAL

We are a development stage company and have generated no revenue since our inception. We have not acquired single-family rental assets or sub-performing and non-performing loans, and we will not commence operations until immediately after the Separation. If we are unable to implement our business strategy or operate our business as we currently expect to do, our operating results may be adversely affected.

We are a development stage company and our business model is untested. Businesses like ours, which are starting up or in their initial stages of development, present substantial business and financial risks and may suffer significant losses. We cannot predict what our results of operations, financial condition and cash flows will be once we commence operations and operate as a stand-alone public company. We have generated no revenue to date and may not have sufficient capital to implement our business model. In addition, there are increased costs associated with being a stand-alone public company, including maintaining a separate Board of Directors and obtaining a separate audit, in addition to accounting, tax, legal, insurance, and compliance costs and other professional fees.  Currently, we are unable to estimate the amount of such expenses. As a result of these circumstances, we cannot assure you that the business will become profitable, or, if we become profitable, that it will be sustainable. The income potential of our proposed business is unproven, and the absence of an operating history makes it difficult to evaluate our prospects. We may not be able to execute our business strategy as planned which may adversely impact our financial performance.

We will depend on AAMC, agreements AAMC has negotiated on our behalf and AAMC’s key personnel for our success. We may not be able to retain our exclusive engagement of AAMC if (i) the AAMC Asset Management Agreement is terminated or (ii) we fail to maintain enough capital to acquire REO Properties and sub-performing and non-performing loans.

Our success will be dependent upon our relationships with, and the performance of, AAMC and its key personnel.  Key personnel may leave the employment of AAMC, may become distracted by adverse financial or operational issues in connection with their business and activities unrelated to us and over which we have no control or may fail to perform for any reason.  The AAMC Asset Management Agreement will provide that AAMC will not offer the Services to another person or entity that invests in REO Properties and/or sub-performing and non-performing loans provided we maintain available capital to acquire such assets. In the event that, for any reason, the AAMC Asset Management Agreement is terminated or AAMC is unable to retain its key personnel, it may be difficult for us to secure suitable replacements on acceptable terms.  Further, in the event we are unable to maintain sufficient available capital to acquire REO Properties and sub-performing and non-performing loans, AAMC may provide its Services to a competitor, and it may be difficult for us to secure a suitable replacement or maintain our exclusive engagement of AAMC.  We are unable to terminate the AAMC Asset Management Agreement during the first two years of its term except “for cause” (as defined therein).  In the event we terminate the AAMC Asset Management Agreement without cause or AAMC terminates the Asset Management Agreement due to our default in the performance of any material term of the AAMC Asset Management Agreement, we will be required to pay a significant termination fee and the Ocwen Servicing Agreement and the Residential Negotiated Agreements (as defined below) may simultaneously terminate.  The occurrence of any of the above-described events would adversely impact the value of your investment.

AAMC will have a contractually defined duty to us rather than a fiduciary duty.

Under the AAMC Asset Management Agreement, AAMC will have a contractual as opposed to a fiduciary relationship with us which limits AAMC’s obligations to us to those specifically set forth in the AAMC Asset Management Agreement.  The ability of AAMC and its officers and employees to engage in other business activities may reduce the time AAMC spends managing us. In addition, unlike for directors, there is no statutory standard of conduct under the Maryland General Corporation Law (the “MGCL”) for officers of a Maryland corporation. Instead, officers of a Maryland corporation, including officers who are employees of AAMC, are subject to general agency principals, including the exercise of reasonable care and skill in the performance of their responsibilities, as well as the duties of loyalty, good faith and candid disclosure.

The continuing unpredictability of the credit markets may restrict our access to capital and may make it difficult or impossible for us to obtain any required additional financing.

The domestic and international credit markets continue to experience significant unpredictability. In the event that we need additional capital for our business, we may face challenges in obtaining it and/or the terms upon which we can obtain it would have an adverse impact on our financial performance.

Failure of Altisource to effectively perform its obligations under various agreements with AAMC, and us, including the Altisource Master Services Agreement, could have an adverse effect on AAMC’s and our business and performance.

Both AAMC and we will engage Altisource to provide services subsequent to the Separation.  We believe that this relationship will provide us with significant competitive advantages. If for any reason Altisource is unable to perform the services described under these agreements at the level and/or the cost that the Company anticipates, alternate service providers may not be readily available on acceptable terms or at all, which could adversely affect AAMC’s and our operating results as well as our ability to execute our business plan.

In addition, we will be required to pay Altisource for the services it provides pursuant to the Altisource Master Services Agreement.  If we fail to pay Altisource or otherwise default under the Altisource Master Services Agreement, Altisource may cease to act under the Altisource Master Services Agreement which would adversely affect our operating results and our ability to execute our business plan.

Any diminishment in Altisource’s performance under, or termination of, the Altisource Master Services Agreement or any of Altisource’s other agreements with AAMC or us would negatively impact, or potentially eliminate, the competitive advantage provided by such agreements.

Failure of Ocwen to effectively perform its servicing obligations under the Ocwen Servicing Agreement could have an adverse effect on our business and performance.

We will be contractually obligated to service the residential mortgage loans that we ultimately acquire.  We will not have any employees, servicing platform, licenses or technical resources necessary to service our acquired loans.  Consequently, we will engage Ocwen to service the loans we acquire.  We believe that this relationship will provide us with significant competitive advantages. If for any reason Ocwen is unable to service the acquired loans at the level and/or the cost that the Company anticipates, an alternate servicer may not be readily available on acceptable terms or at all, which could adversely affect our operating results, thereby having an adverse effect on our ability to execute our business plan.

In addition, under the Ocwen Servicing Agreement, we will be required to pay Ocwen fees for servicing our acquired mortgage loans.  If we fail to pay Ocwen or otherwise default under the Ocwen Servicing Agreement, Ocwen may cease to act as the servicer under the Ocwen Servicing Agreement which would adversely affect our operating results and our ability to execute our business plan.

Any diminishment in Ocwen’s performance under, or termination of, the Ocwen Servicing Agreement would negatively impact, or potentially eliminate, the competitive advantage provided by such agreement.

Your investment return may be reduced if we are deemed to be an investment company under the Investment Company Act.

We intend to rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, which excludes from the definition of investment company “[a]ny person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses: . . . (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.”  The SEC staff generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests  (with no more than 20% of the entity’s assets comprised of miscellaneous assets).  Other than our investment in NewSource, we believe that all of our assets will fall within the definition of “qualifying interests”.  Additionally, we do not currently expect to issue redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, as those terms are defined by the Investment Company Act.  Consequently, we believe that we will not be required to register under the Investment Company Act.

If we are deemed to be an investment company and our investment in NewSource accounts for more than 20% of our assets, we could be required to dispose of our NewSource investment (or a portion thereof) in order to qualify for the 3(c)(5)(C) exception.  We expect that our investment in NewSource will constitute less than 20% of our assets shortly after the Separation Date.  Consequently, we do not believe that our investment in NewSource will impact our ability to continue to rely on the Section 3(c)(5)(C) exemption.

However, in August 2011, the SEC issued a concept release which indicated that the SEC is reviewing whether issuers who own certain mortgage related investments which rely on the exception from registration under Section 3(c)(5)(C), which we similarly rely upon, should continue to be allowed to rely on such exception from registration.  Since our primary investment strategy is to directly invest in REO Properties and mortgages secured by real estate, we do not believe that the SEC’s review will have a material impact on our status as a non-investment company business or our ability to continue to rely on the Section 3(c)(5)(C) exception; however, we cannot provide you with any assurance that the outcome of the SEC’s review will not require us to register under the Investment Company Act.  If we are determined to be an investment company and we fail to qualify for this exception from registration as an investment company, or the SEC determines that companies that engage in businesses similar to ours are no longer able to rely on this exception, we may be required to register as an investment company under the Investment Company Act.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

•                  limitations on capital structure;

•                  restrictions on specified investments;

•                  restrictions on retaining earnings;

•                  restrictions on leverage or senior securities;

•                  restrictions on unsecured borrowings;

•                  requirements that our income be derived from certain types of assets;

•                  prohibitions on transactions with affiliates; and

•                  compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business. In addition, if we purchase or sell any real estate assets to avoid becoming an investment company under the Investment Company Act, we could materially adversely affect our net asset value, the amount of funds available for investment and our ability to pay distributions to our shareholders.

The reduced disclosure requirements applicable to us as an “emerging growth company” or a “smaller reporting company” may make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may avail ourselves of certain exemptions from various reporting requirements of public companies that are not “emerging growth companies,” including, but not limited to, an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and, like smaller reporting companies, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may remain an “emerging growth company” for up to five full fiscal years following our initial public offering. We would cease to be an emerging growth company, and, therefore, become ineligible to rely on the above exemptions, if we have more than $1 billion in annual revenue in a fiscal year, if we issue more than $1 billion of non-convertible debt over a three-year period, or on the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.

Additionally, we are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act.  As a smaller reporting company we prepare and file SEC forms similar to other SEC reporting companies; however the information disclosed may differ and be less comprehensive. For example, smaller reporting companies are not required to make risk factor disclosures in Item 1A of Form 10-K.

If some investors find our common stock less attractive as a result of the exemptions available to us as a smaller reporting company or an emerging growth company, there may be a less active trading market for our common stock (assuming a market ever develops) and our stock price may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.

RISKS RELATED TO OWNERSHIP OF REAL ESTATE AND REAL ESTATE RELATED ASSETS

Our supply of REO Properties may be reduced by uncertainty in the lending industry and governmental sector and/or general economic improvement.

Our business model is dependent on the acquisition of a steady supply of REO Properties. The number of REO Properties may be reduced by uncertainty in the lending industry and the governmental sector and/or as a result of general economic improvement. Lenders may choose to delay foreclosure proceedings, renegotiate interest rates or refinance mortgages for holders who face foreclosure. In recent years, the federal government has instituted a number of programs aimed at assisting at-risk mortgage holders and reducing the number of properties going into foreclosure. In the future, the federal government could institute additional programs to provide financial relief and assistance to mortgage holders at risk of foreclosure. General economic improvement and/or decisions by lenders and government programs that reduce the number of REO Properties could adversely affect our business opportunities and impact our overall financial performance.

Our supply of REO Properties and financial performance may be impacted by federal, state and/or local action to increase timelines associated with foreclosure proceedings and/or the imposition of a moratorium on foreclosure proceedings or initial foreclosure filings.

The number of REO Properties available and/or obtained by us may be reduced by federal, state and/or local action to increase timelines associated with foreclosure proceedings and/or the imposition of a moratorium on foreclosure proceedings or initial foreclosure filings.  As in recent years, federal, state and/or local governing bodies or agencies may pass laws, regulations or take other legislative action that may delay or stop existing foreclosure proceedings and/or the commencement of foreclosure actions.  Any such actions would reduce the number of REO Properties available and/or obtained by us and therefore could adversely affect our business opportunities.  Any such actions would also increase the carrying cost of non-performing loans that we expect to become REO and impact our overall financial performance.

Our supply of sub-performing and non-performing loans may decline over time as a result of higher credit standards for new loans and/or general economic improvement.

Our business model is also dependent on the acquisition of a steady supply of sub-performing and non-performing mortgage loans.  As a result of the economic crisis in 2008, there is currently a large supply of sub-performing and non-performing loans available for us to acquire.  However, in response to the economic crisis, the origination of jumbo, subprime, Alt-A and second lien mortgage loans has dramatically declined.  In addition, lenders have increased their standards of credit-worthiness in originating new loans.  For these reasons along with a general improvement in the economy, the supply of sub-performing and non-performing mortgage loans that we may acquire may decline over time and could adversely affect our business opportunities and result in a reduction of our operating income.

Competition in identifying and acquiring real estate or real estate related assets in a timely manner may adversely affect our financial results.

We will face competition from various companies for investment opportunities in REO Properties and sub-performing and non-performing loans, including REITs, pension funds, insurance companies, hedge funds, other investment funds and companies, partnerships and developers. Some third party competitors have substantially greater financial resources than we do and may be able to accept more risk than we can. Competition from these companies may reduce the number of suitable REO Properties and sub-performing and non-performing loan investment opportunities offered to us or increase the bargaining power of asset owners seeking to sell. If such events occur, our financial performance may be adversely impacted and therefore have adverse consequences to us.

Our operating results will depend on the availability of, and our ability to quickly identify and acquire appropriate REO Properties and sub-performing and non-performing loan investment opportunities. It may take considerable time for us to acquire appropriate REO Properties and sub-performing and non-performing loan investments. Given the existing competition, complexity of the market, and requisite time needed to make such investments, no assurance can be given that we will be successful in acquiring investments which satisfy our return objectives. Furthermore, there is no assurance that such investments, once acquired, will perform as intended.

Continued disruptions in the credit markets may adversely impact our business opportunities and financial results.

Disruptions and dislocations in the credit markets have materially impacted the cost and availability of debt to finance real estate acquisitions. This lack of available credit could result in a further reduction of suitable investment opportunities and create a competitive advantage for other companies that have greater financial resources than our Company. In addition, as the economy recovers, the number of companies and the amount of funds competing for suitable investments may increase. If we acquire single-family rental assets or REO Properties and other investments at higher prices or by using less than ideal capital structures, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets, which would adversely impact our financial performance.

Changes in global economic and capital markets conditions, including periods of generally deteriorating real estate industry fundamentals, may significantly impact our financial performance.

We will be subject to risks generally incident to the ownership of real estate and real estate related assets, including decreases in residential property values, changes in global, national, regional or local economic, demographic and real estate market conditions, as well as other factors particular to the locations of our investments. A prolonged recession, such as the one experienced over the past few years, and a prolonged recovery period could adversely impact our business as a result of, among other items, increased tenant defaults under our leases, lower demand for residential rentals, as well as a potential oversupply of residential rental units, each of which could lead to increased concessions or reduced rental rates to maintain occupancies. These conditions could also adversely impact the financial condition of the tenants that occupy our real estate properties and, as a result, their ability to pay rent, which would significantly impact our financial performance.

In addition, we intend to invest in the non-voting preferred stock of NewSource, a title insurance company and reinsurance company.  The demand for title insurance-related services depends in large part on the volume of real estate transactions. The volume of these transactions historically has been influenced by such factors as mortgage interest rates, availability of financing and the overall state of the economy. When market conditions cause real estate activity to decline, the title insurance industry tends to experience decreased revenues and earnings.  Thus, a decline of activity in the real estate market could adversely impact NewSource’s ability to pay the dividend on our preferred stock and the value of our investment in NewSource.

Unfavorable changes in market and economic conditions could adversely affect occupancy, rental rates, operating expenses and the overall market value of our assets.

Local conditions will significantly affect occupancy, rental rates and the operating performance of our single-family rental assets. The risks that may adversely affect conditions in those markets include, amongst others, the following:

•                  joblessness or unemployment rates that adversely affect the local economy;

•                  an oversupply of, or a reduced demand for, single-family homes for rent;

•                  a decline in household formation or employment or lack of employment growth;

•                  the inability or unwillingness of residents to pay rent increases;

•                  rent control or rent stabilization laws, or other laws regulating housing, that could prevent us from raising rents to offset increases in operating costs and

•                  economic conditions that could cause an increase in our operating expenses, such as increases in property taxes, utilities and routine maintenance.

Changes in applicable laws, or noncompliance with applicable laws, could adversely affect our operations or expose us to liability.

As an owner of real estate, we will be required to comply with numerous federal, state and local laws and regulations, some of which may conflict with one another or be subject to limited judicial or regulatory interpretations. These laws and regulations may include zoning laws, building codes, landlord-tenant laws and other laws generally applicable to business operations. Noncompliance with laws or regulations could expose us to liability.

Lower revenue growth or significant unanticipated expenditures may result from our need to comply with changes in (i) laws imposing remediation requirements and the potential liability for environmental conditions existing on properties or the restrictions on discharges or other conditions, (ii) rent control or rent stabilization laws or other residential landlord-tenant laws, or (iii) other governmental rules and regulations or enforcement policies affecting the rehabilitation, use and operation of our single-family rental assets, including changes to building codes and fire and life-safety codes.

In addition, we expect NewSource, the title insurance and reinsurance company in which we intend to invest, to register as a Class 3A Bermuda insurance company and be subject to regulation and supervision in Bermuda by the Bermuda Monetary Authority. Changes in Bermuda insurance statutes, regulations and policies could result in restrictions on NewSource’s ability to pursue its business plans, issue reinsurance policies, distribute funds and execute its investment strategy.  In addition, NewSource may become subject to regulation and supervision by insurance authorities in any other jurisdictions in which it operates. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws could result in restrictions on NewSource’s ability to do business or certain activities that are regulated in one or more of the jurisdictions in which it operates and could subject NewSource to fines and other sanctions, which could have a material adverse effect on NewSource’s business and adversely impact NewSource’s ability to pay the preferred dividend on our preferred stock and the value of our investment in NewSource.

Short-term leases will expose us to the effects of declining market rents.

Substantially all of our leases will be for a term of two years or less. Because these leases will generally permit the residents to leave at the end of the lease term without penalty, our rental revenues will be impacted by declines in market rents more quickly than if our leases were for longer terms.

Competition could limit our ability to lease single-family rental assets or increase or maintain rents.

Our single-family rental assets will compete with other housing alternatives to attract residents, including rental apartments, condominiums and other single-family homes available for rent, as well as new and existing condominiums and single-family homes for sale. Competitive residential housing in a particular area could adversely affect our ability to lease our single-family rental assets and to increase or maintain rental rates.

Difficulties in selling single-family rental assets could limit our flexibility.

Federal tax laws may limit our ability to earn a gain on the sale of a single-family rental asset or group of rental assets if we are found to have held or acquired the asset or group of assets with the intent to resell, and this limitation may affect our ability to sell single-family rental assets without adversely affecting returns to our shareholders. In addition, real estate can at times be difficult to sell quickly at prices we find acceptable. These potential difficulties in selling real estate in our markets may limit our ability to change or reduce the single-family rental assets in our portfolio promptly in response to changes in economic or other conditions.

A significant uninsured property or liability loss could have a material adverse effect on our financial condition and results of operations.

We will carry commercial general liability insurance and property insurance with respect to our single-family rental assets on terms we consider commercially reasonable. There are, however, certain types of losses (such as losses arising from acts of war) that are not insured, in full or in part, because they are either uninsurable or the cost of insurance makes it economically impractical. If an uninsured property loss or a property loss in excess of insured limits were to occur, we could lose our capital invested in a single-family rental asset or group of rental assets as well as the anticipated future revenues from such asset or group of assets. We would also continue to be obligated to repay any mortgage indebtedness or other obligations related to the asset or group of assets, if any. If an uninsured liability to a third party were to occur, we would incur the cost of defense and settlement with, or court ordered damages to, that third party. A significant uninsured property or liability loss could materially and adversely affect our business and our financial condition and results of operations.

A significant number of our single-family rental assets will be part of home owners’ associations (“HOAs”). We and our tenants will be subject to the rules and regulations of such HOAs which may be arbitrary or restrictive, and violations of such rules may subject us to additional fees and penalties and litigation with such HOAs which may be costly.

A significant number of our single-family rental assets will be subject to HOAs, which are private entities that regulate the activities of and levy assessments on properties in a residential subdivision. Some of the HOAs that will govern our single-family assets may enact onerous or arbitrary rules that restrict our ability to renovate, market or lease our single-family rental assets or require us to renovate or maintain such assets at standards or costs that are in excess of our planned operating budgets. Such rules may include requirements for landscaping, limitations on signage promoting a property for lease or sale, or the use of specific construction materials to be used in renovations. Some HOAs also impose limits on the number of property owners who may rent their homes, which if met or exceeded, may cause us to incur additional costs to sell the affected single family rental asset and opportunity costs of lost rental income. Furthermore, many HOAs impose restrictions on the conduct of occupants of homes and the use of common areas, and we may have tenants who violate these HOA rules for which we may be liable as the property owner. Additionally, the boards of directors of the HOAs that will govern our single-family rental assets may not make important disclosures or may block our access to HOA records, initiate litigation, restrict our ability to sell, impose assessments or arbitrarily change the HOA rules. We may be unaware of or unable to review or comply with certain HOA rules before acquiring a single-family rental asset, and any such excessively restrictive or arbitrary regulations may cause us to sell such asset, prevent us from renting such asset or otherwise reduce our cash flow from such asset.  Any of the above-described occurrences may adversely affect our financial condition and results of operations.

We may incur costs due to class actions and/or tenant rights and consumer demands or litigation.

There are numerous tenants’ rights and consumer rights organizations throughout the country.  As we grow in scale, we may attract attention from some of these organizations and become a target of legal demands or litigation. Many such consumer organizations have become more active and better funded in connection with mortgage foreclosure-related issues and the increased market for single-family rentals arising from displaced home ownership.  Some of these organizations may shift their litigation, lobbying, fundraising and grass roots organizing activities to focus on landlord-tenant issues. While we intend to conduct our business lawfully and in compliance with applicable landlord-tenant and consumer laws, such organizations might work in conjunction with trial and pro bono lawyers in one state or multiple states to attempt to bring claims against us on a class action basis for damages or injunctive relief. We cannot anticipate what form such legal actions might take, or what remedies they may seek. Additionally, these organizations may lobby local county and municipal attorneys or state attorneys general to pursue enforcement or litigation against us, or may lobby state and local legislatures to pass new laws and regulations to constrain our business operations. If they are successful in any such endeavors, they could directly limit and constrain our business operations and impose on us significant litigation expenses, including settlements to avoid continued litigation or judgments for damages or injunctions. Any of the above-described occurrences may adversely affect our financial condition and results of operations.

We will likely be involved in a variety of litigation.

We anticipate involvement in a wide range of court actions in the ordinary course of our business. These actions may include eviction proceedings and other landlord-tenant disputes, challenges to title and ownership rights (including actions brought by prior owners alleging wrongful foreclosure by their lender or servicer) and issues with local housing officials arising from the condition or maintenance of a single-family rental asset. While we intend to vigorously defend any claim, no assurance can be given that we will not be subject to material losses related to such litigation.  Such losses may adversely affect our financial condition and results of operations.

We may incur costs due to environmental contamination or non-compliance.

Under various federal, state and local environmental and public health laws, regulations and ordinances, we may be required, regardless of knowledge or responsibility, to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at our single-family rental assets (including in some cases natural substances such as methane and radon gas) and may be held liable under these laws or common law to a governmental entity or to third parties for property, personal injury or natural resources damages and for investigation and remediation costs incurred as a result of the contamination. These damages and costs may be substantial and may exceed any insurance coverage we have for such events. The presence of such substances, or the failure to properly remediate the contamination, may adversely affect our ability to borrow against, sell or rent the affected single-family rental asset. In addition, some environmental laws create or allow a government agency to impose a lien on the contaminated site in favor of the government for damages and costs it incurs as a result of the contamination.

The interest rate environment impacts our financial results.

We intend to focus primarily on investing in, financing, managing and renting single-family rental assets.  Some of these assets will generally decline in value if long-term interest rates increase, while lower interest rates will generally result in an increase in value.  Declines in the value of our single-family rental assets and/or sub-performing and non-performing loans may ultimately reduce earnings or result in losses or cause some or all of our assets to become illiquid.

Our operating results will depend in part on the difference between the operating income from our assets, net of credit losses, and financing costs.  Increases in these rates will tend to decrease our net income and the value of our assets.

Inflation or deflation may adversely affect our financial condition and results of operations.

Increased inflation could have an adverse impact on interest rates, property management expenses and general and administrative expenses, as these costs could increase at a rate higher than our rental and other revenue. Conversely, deflation could lead to downward pressure on rents and other sources of income. Accordingly, inflation or deflation could adversely affect either or both of our financial condition and results of operations.

Our real properties will be subject to property and other taxes that may increase over time.

We will be responsible for property taxes for our single-family rental assets and REO which may increase as tax rates change and as properties are reassessed by taxing authorities.  If we fail to pay any such taxes, the applicable taxing authorities may place a lien on the property, and the property may be subject to a tax sale. Any such occurrence may adversely affect Residential’s financial condition and results from operations.

RISKS RELATED TO THE SEPARATION

We have never operated on a stand-alone basis, and our transition to a stand-alone company may adversely affect our ability to conduct business.

We will need to establish certain facilities, systems, infrastructure and personnel after the Separation. We will incur capital and other costs associated with developing and implementing our own support functions in these areas.  Additionally, after the Separation, we may be unable to obtain goods, services and technologies at prices or on terms as favorable to us as those obtained by Altisource prior to the Separation.  This transition may constrain or otherwise adversely affect our ability to conduct business.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the Separation.

As a result of the Separation, we will be directly subject to reporting and other obligations under the Exchange Act.  The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Under the Sarbanes-Oxley Act, we are required to maintain effective disclosure controls and procedures. To comply with these requirements, we may need to implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur annual expenses for the purpose of addressing these requirements, and these expenses may be significant. If we are unable to implement additional controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our financial condition, results of operations or cash flows.

In the future, we may also be required to comply with Section 404 of the Sarbanes-Oxley Act which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations may place significant demands on our management, administrative and operational resources, including accounting systems and resources.

RISKS RELATED TO THE TAX CONSEQUENCES OF THE SEPARATION

Since the Distribution will be taxable, the Internal Revenue Service may disagree with our valuation of the common stock which could result in a higher tax cost to both Altisource and its shareholders.

The Distribution will be taxable to Altisource shareholders based on the fair market value of the shares of our common stock that are received.  In addition, for Altisource, the Separation will be a realization event, which could cause Altisource to have to recognize capital gains on our common stock, which would have to be included in its tax base and would be subject to 28.8% Luxembourg corporate income and municipal business tax.  Because we are a development stage company, we do not expect the value of the shares of our common stock received by Altisource shareholders to be significantly higher than the book value of the Company.  However, the Internal Revenue Service (the “IRS”) and the Luxembourg taxing authority could disagree with our valuation of the shares of our common stock received by you which could result in a higher tax cost for both your receipt of the shares of common stock and for Altisource.

RISKS RELATED TO OUR COMMON STOCK

The market price and trading volume of our common stock may be volatile and may be affected by market conditions beyond our control.

Prior to the Separation, our common stock had no trading market. We will list our common stock on the NYSE and expect trading in our common stock to commence on a “when-issued” basis on or about [   ], 2012.

Neither we nor Altisource can assure you as to the trading price of our common stock after the Separation. An active trading market in our common stock might not develop or continue. Unless and until our common stock is fully distributed and an orderly market develops, the prices at which our common stock trades may fluctuate significantly. In addition, the combined trading prices of Altisource common stock and our common stock after the Separation may, in the aggregate, be less than, equal to or greater than the trading price of Altisource common stock prior to the Separation. The market price of our common stock may fluctuate in response to many things, including but not limited to:

•                  quarterly variations in actual or anticipated results of our operations;

•                  changes in financial estimates by securities analysts;

•                  actions or announcements by our competitors;

•                  lack of liquidity;

•                  regulatory actions and

•                  changes in the market outlook for the lending and real estate industries.

Furthermore, our smaller size and different investment characteristics may not appeal to the current investor base of Altisource that may seek to dispose of large amounts of our common stock following the Separation. There is no assurance that there will be sufficient buying interest to offset those sales, and, accordingly, the price of our common stock could be depressed and/or experience periods of high volatility.

An active trading market for our common stock may never develop.

We will list our common stock on the NYSE. However, an active trading market for our common stock may not develop on that exchange or elsewhere, and if an active trading market does develop, it may not be sustained. Accordingly, your ability to sell your shares of common stock when desired, or the prices that may be obtained for such common stock, will depend on the existence and liquidity of an active trading market of our common stock.

The continuing unpredictability of the credit markets may restrict our liquidity and may make it difficult or impossible for us to obtain additional financing.

Currently, the primary source of our capital will be the cash on hand subsequent to our Separation from Altisource.  In the event we desire to raise capital to grow our business, we will evaluate a number of potential capital raising alternatives, including the issuance and sale of shares of Class A common stock, the issuance and sale of debt securities and entering into credit facilities with banks or other lending institutions.

If we issue debt or obtain bank loans, the financing will likely be governed by certain provisions that may restrict our operating flexibility. Additionally, an issuance of equity securities or convertible or exchangeable securities may have rights, preferences and privileges more favorable than those of our common stock. Furthermore, we and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue securities through accessing the capital markets or entering into credit agreements will depend on market conditions and other factors beyond our control, we cannot predict or estimate our future capital structure.  In addition, our shareholders bear the risk of changes to our future capital structure which may not be cost effective and may have a dilutive impact on our shareholders.

Upon the issuance of Class A common stock (as defined below), the right of holders of Class B common stock to receive dividends will be subordinate to the right of Class A shareholders to receive dividends during the Priority Period (as defined in our Description of Capital Stock).

During the Priority Period, the holders of Class B common stock will not receive dividends until holders of Class A common stock have received the Priority Distribution (as defined in our Description of Capital Stock).  If we fail to pay dividends in an amount equal to the Priority Distribution, then the holders of Class B common stock will not receive a dividend payment during the Priority Period.

The value we attribute to the Altisource and Residential common stock for the purpose of determining the revised exercise price of the Altisource stock options and the exercise price of the new Residential stock options might not be equivalent to the market price of the Altisource and Residential common stock following the Separation.

In connection with the Separation, all holders of Altisource stock options will receive: (1) a new Residential stock option to acquire the number of shares of Residential common stock equal to the product of (a) the number of Altisource stock options held on the Separation Date and (b) the distribution ratio of 1 share of Residential common stock for every 3 shares of Altisource common stock; and (2) an adjusted Altisource option replacing the original Altisource option for the same number of shares of Altisource common stock with a reduced exercise price per stock option. We will determine the exercise price of the new stock option and the adjusted Altisource option in a manner so that the intrinsic value of the stock option to its holder will be the same as of the Separation Date.  However, fluctuations in the market price of the Altisource and Residential common stock may cause this ratio to vary greatly following the Separation. In addition, although the intrinsic value will be the same, the fair value of the option may be different due to potential changes in the expected stock price volatility, option life and other factors that we use to determine fair value using the Black-Scholes and binomial options pricing models.

RISKS RELATED TO CONFLICTS OF INTEREST

We could have conflicts with Altisource, Ocwen, Home Loan Servicing Solutions, Ltd. (“HLSS”) and AAMC, and the Chairman and other members of our Board of Directors could have conflicts of interest due to his or their relationship with Altisource, Ocwen, HLSS and AAMC, which may be resolved in a manner adverse to us.

Conflicts may arise between Altisource and us as a result of our ongoing agreements and the nature of our respective businesses. Altisource will provide us with residential property management, leasing and construction management services for our acquired REO Properties. In addition, we will become a party to a variety of agreements with Altisource in connection with the Separation, and we may enter into further agreements with Altisource after the Separation. Certain of our directors may be subject to conflicts of interest with respect to such agreements and other matters due to their relationships with Altisource.

Conflicts may arise between Ocwen and us as a result of our ongoing agreements and the nature of our respective businesses.  Ocwen will perform substantially all of the mortgage loan servicing functions relating to our acquisition and ownership of mortgage loans. Certain of our directors may be subject to conflicts of interest with respect to such agreements and other matters due to their concurrent roles as directors of Ocwen.

The Chairman of our Board of Directors is the Chairman of the Board of Directors of Altisource, Ocwen, HLSS and AAMC. As a result, he has obligations to us as well as to Altisource, Ocwen, HLSS and AAMC and may have conflicts of interest with respect to matters potentially or actually involving or affecting us and Altisource, Ocwen, HLSS or AAMC, as the case may be.

David Reiner is a member of our Board of Directors and a member of the Board of Directors for HLSS.  As a result, he has obligations to us as well as to HLSS and may potentially have conflicts of interest with respect to matters potentially or actually involving or affecting us and HLSS.

Our Chairman currently owns a substantial amount of Altisource, Ocwen and HLSS common stock and Altisource and Ocwen stock options, and, subsequent to the Separation, will own a substantial amount of our common stock and AAMC’s common stock. In addition, certain of our directors also may own Altisource and/or Ocwen common stock and stock options due to similar current relationships with Altisource and Ocwen. Such ownership could create or appear to create potential conflicts of interest when the Chairman of our Board of Directors and our directors are faced with decisions that involve us, Altisource, Ocwen, HLSS, AAMC or any of their respective subsidiaries.

Altisource, Ocwen, and HLSS are not limited in their ability to compete with us.  We will seek to manage these potential conflicts through dispute resolution and other provisions of our agreements with them and through oversight by independent members of our Board of Directors. However, there can be no assurance that such measures will be effective, that we will be able to resolve all conflicts with Altisource, Ocwen, and HLSS or that the resolution of any such conflicts will be no less favorable to us than if we were dealing with third parties.

Our directors have the right to engage or invest in the same or similar businesses as ours.

Certain of our directors have other investments and business activities in addition to their interest in Residential. Under the provisions of our Charter and by-laws, our directors have no duty to abstain from exercising the right to engage or invest in the same or similar businesses as ours or employ or otherwise engage any of our directors.  If any of our directors who are also directors, officers or employees of Altisource, Ocwen, AAMC, HLSS, or any other company acquires knowledge of a corporate opportunity or is offered a corporate opportunity outside of his capacity as one of our directors, then our by-laws provide that such a director will be permitted to pursue that corporate opportunity independently of us, so long as the director has acted in good faith.  Our by-laws provide that, to the fullest extent permitted by law, such a director will deemed to have satisfied his fiduciary duties to us and will not liable to us for pursuing such a corporate opportunity independently of us.  This may create actual or potential conflicts of interest between us and certain of our directors and result in less than favorable treatment of us and our shareholders. As of this date, none of our directors is directly involved as a director, officer or employee of a business that competes with us, but there can be no assurance that will remain unchanged in the future.

RISKS RELATING TO OUR QUALIFICATION AS A REIT

Failure to qualify as a REIT would have significant adverse consequences to us.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. In connection with the Separation, our legal counsel will render an opinion stating that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and that our proposed method of operations will enable us to continue to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT will depend upon our ability to meet, on an ongoing basis, requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Code. We may fail to satisfy the REIT requirements in the future. If the IRS determines that we do not qualify as a REIT or if we qualify as a REIT and subsequently lose our REIT status, we will be subject to serious tax consequences that would cause a significant reduction in our cash available for distribution for each of the years involved.

Compliance with REIT requirements may cause us to forego otherwise attractive opportunities, which may hinder or delay our ability to meet our investment objectives and reduce your overall return.

To qualify as a REIT, we are required at all times to satisfy certain tests relating to, among other things, the sources of our income, the nature and diversification of our assets, the ownership of our stock and amounts we distribute to our shareholders. Compliance with the REIT requirements may impair our ability to operate solely on the basis of maximizing profits. For example, we may be required to pay distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution.

Compliance with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, at the end of each calendar quarter, at least 75% of our assets must consist of cash, cash items, government securities and qualified real estate assets. The remainder of our investments in securities (other than qualified real estate assets and government securities) generally cannot include more than 10% of the voting securities of any one issuer or more than 10% of the value of the outstanding securities of any one issuer. Additionally, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our assets may be represented by securities of one or more taxable REIT subsidiaries. In order to satisfy these requirements, we may be forced to liquidate otherwise attractive investments.

The IRS may deem the gains from sales of our properties to be subject to a 100% prohibited transaction tax.

From time to time, we may be forced to sell assets to satisfy our REIT distribution requirements, to satisfy other REIT requirements or for other purposes. The IRS may deem one or more sales of our properties to be “prohibited transactions.” If the IRS takes the position that we have engaged in a “prohibited transaction” (i.e., we sell a property held by us primarily for sale in the ordinary course of our trade or business), the gain we recognize from such sale would be subject to a 100% tax. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax; however, there is no assurance that we will be able to qualify for the safe harbor. We do not intend to hold property for sale in the ordinary course of business; however, there is no assurance that our position will not be challenged by the IRS, especially if we make frequent sales or sales of property in which we have short holding periods.

In the future, we could be required to sell assets, borrow funds, make a portion of our distributions in the form of a taxable stock distribution or issue debt securities to fund our distributions.

Our Board of Directors has the sole discretion to determine the timing, form and amount of any distributions to our shareholders, and the amount of such distributions may be limited. In the future, we could be required to sell assets, borrow funds or make a portion of our distributions in the form of a taxable stock distribution or distribution of debt securities. To the extent that we are required to sell assets in adverse market conditions or borrow funds at unfavorable rates, our results of operations could be materially and adversely affected. Our Board of Directors will make determinations regarding distributions based upon various factors, including our earnings, our financial condition, our liquidity, our debt and preferred stock covenants, maintenance of our REIT qualification, applicable provisions of the MGCL and other factors, as our Board of Directors may deem relevant from time to time.

We may be subject to tax liabilities that reduce our cash flow and our ability to pay distributions to you even if we qualify as a REIT for federal income tax purposes.

We may be subject to federal and state taxes on our income or property even if we qualify as a REIT for federal income tax purposes, including:

•            In order to qualify as a REIT, we are required to distribute annually at least 90% of our REIT taxable income (determined without regard to the dividends-paid deduction or net capital gain) to our shareholders. If we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to corporate income tax on the undistributed income;

•            We will be required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions we make to our shareholders in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from previous years;

•            If we have net income from the sale of foreclosure property (defined below) that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be required to pay a tax on that income at the highest corporate income tax rate and

•            Any gain we recognize on the sale of a property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, would be subject to the 100% “prohibited transaction” tax.

Generally, ordinary dividends payable by REITs do not qualify for reduced U.S. federal income tax rates.

The maximum U.S. federal income tax rate for “qualifying dividends” payable by U.S. corporations to individual U.S. shareholders is 15% through 2012. However, ordinary dividends payable by REITs are generally not eligible for the reduced rates and generally are taxed at ordinary income rates (the maximum individual rate being 35% through 2012).

The limits on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that could otherwise benefit our shareholders.

Our Charter, with certain exceptions, authorizes our Board of Directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our Board of Directors (as we anticipate will be the case for William C. Erbey), no person may own more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock. A person that did not acquire more than 9.8% of our shares may become subject to our Charter restrictions if repurchases by us cause such person’s holdings to exceed 9.8% of our outstanding shares. Any attempt to own or transfer shares of our common stock in excess of the ownership limit without the consent of our Board of Directors will be void, or will result in those shares being transferred to a charitable trust, and the person who acquired such excess shares will not be entitled to any distributions thereon or to vote those excess shares. Our 9.8% ownership limitation may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our shareholders.

We may be subject to adverse legislative or regulatory tax changes.

At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements that relate to, among other things, our future financial and operating results. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms, and other comparable terminology.  Any forward-looking statements contained in this information statement are based on current plan estimates and expectations, since we have no historical performance.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be enacted.

Forward-looking statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the risks discussed in “Risk Factors,” “The Separation,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the following:

•                  our ability to retain the Services of AAMC;

•                  value of strategic relationships;

•                  general economic and market conditions;

•                  governmental regulations, taxes and policies;

•                  risks inherent in spin-offs, including those related to the capital resources required to protect against business risks, legal risks and risks associated with the tax and accounting treatment of spin-off transactions;

•                  risks associated with operating as an independent, stand-alone public company and loss of certain benefits associated with being owned as part of a larger company;

•                  availability of adequate and timely sources of capital needed to finance our business;

•                  risks associated with our business, AAMC’s business, Altisource’s business and Ocwen’s business;

•                  delayed, partial-realization or non-realization of the expected benefits of the Spin-Off;

•                  absence of a trading market for our common stock;

•                  the competitive nature of the real estate marketplace;

•                  AAMC’s loss of key management and personnel;

•      our investment in NewSource;

•      our status as an emerging growth company;

•      whether we are deemed an investment company and

•                  risks associated with various conflicts of interest.

Further information on the risks specific to our business are detailed within this information statement. Forward-looking statements speak only as of the date they are made and should not be relied upon. We undertake no obligation to update or revise forward-looking statements.

THE SEPARATION

Introduction

On April 26, 2012, Altisource announced its intention to spin-off a development stage single-family rental asset business into a stand-alone public company for the reasons discussed below. After considering many factors, management and the Board of Directors of Altisource concluded that the most effective way to maximize the success and operational efficiencies of both companies was to spin off Residential as a separate public company.

On October 1, 2012, Altisource Residential GP Member, LLC assigned the ownership of Altisource Residential GP, LLC, the general partner of Altisource Residential, L.P. (the “Partnership”), to us.  Prior to the Separation, Altisource will contribute the limited partner interests in the Partnership to us.  Additionally, in connection with the Separation, Altisource intends to contribute an additional $99.5 million of cash and a nominal amount of other assets to us to provide what Altisource management believes to be sufficient capital for us to begin to execute on our strategy and operate separately.

Subsequent to final approval by the Altisource Board of Directors, Altisource will distribute its ownership interest in Residential to its existing shareholders as of the Record Date.  Altisource’s shareholders will receive 1 share of Residential common stock for every 3 shares of Altisource common stock they hold on the Record Date, as described below.  We expect the Distribution to be effected on or about [   ], 2012 to Altisource shareholders as of 5:00 p.m. Eastern Time on [   ], 2012, the Record Date.  Altisource shareholders will not be required to pay any cash or other consideration or to surrender or exchange their shares of Altisource common stock to receive shares of Residential common stock.

Concurrently with the Separation of Residential, Altisource is also pursuing a separation of AAMC pursuant to a similar spin-off transaction to be completed on or about the same date as ours.  AAMC, a corporation organized under the laws of the United States Virgin Islands, will provide the Services. We will enter into the AAMC Asset Management Agreement pursuant to which AAMC will provide the Services to us in exchange for incentive fees and the reimbursement of certain overhead and operating expenses.

Additionally, we intend to invest in 100% of the non-voting preferred stock of NewSource. AAMC intends to simultaneously invest in the voting common stock of NewSource. Residential and AAMC will be the only owners of NewSource. NewSource will retain Altisource under a long-term Title Insurance Services Agreement to provide a wide range of technical underwriting services that are intended to allow NewSource to evaluate title risk in a timely and cost effective manner. Altisource will receive a performance fee equal to 90% of NewSource’s annual net income (the “Performance Fee”) after NewSource pays Residential a preferred dividend of 12% (which is an annual cumulative rate). The 12% preferred dividends to Residential will accrue on an annual basis.  Dividends will actually be paid when declared by the board of directors of NewSource in accordance with Bermuda law.

Business Reasons for the Separation

The Company plans to be engaged in a capital intensive business, inconsistent with the business strategy of Altisource.  While we intend to generate revenues by acquiring and owning single-family rental assets at an attractive cost by purchasing sub-performing and non-performing loan portfolios and renting out such single family REO properties, Altisource does not engage in the business of purchasing or renting single family REO properties.  Altisource is a provider of services focused on high value, technology-enabled, knowledge-based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management.

Altisource’s Board of Directors determined that separating Residential’s contemplated business from the existing Altisource business is in the best interests of Altisource shareholders.  In arriving at its decision, the Board of Directors considered, among other factors, the different business models and that the Separation will allow Altisource and Residential to focus on their core businesses and be better positioned to respond to initiatives and market challenges.

The Number of Shares of Residential Common Stock that Shareholders of Altisource Will Receive

The Separation will be made on the basis of a separation ratio of 1 share of our common stock for every 3 shares of Altisource common stock. As such, for every 3 shares of Altisource common stock that you own as of 5:00 p.m. Eastern Time on [   ], 2012, the Record Date, you will receive 1 share of our common stock on the Separation Date.  Based on the number of shares of Altisource common stock outstanding on the Record Date and the Separation Ratio, approximately 7,787,700 shares of Residential common stock will be distributed to Altisource shareholders. As a result of the Separation, 100% of the outstanding shares of Residential common stock will be distributed to Altisource shareholders on a pro rata basis.

When and How You Will Receive Your Shares of Residential Common Stock

Altisource will use a book entry system to distribute shares of our common stock.  No physical stock certificates will be issued to evidence ownership of our common stock.  Following the Separation, each record holder of Altisource common stock on the Record Date will receive from the transfer agent a statement of the number of shares of our common stock credited to his or her account.  If you were not a record holder of Altisource common stock on the Record Date because your shares are held on your behalf by your broker or other nominee, your shares of our common stock should be credited to your broker or other nominee on or about [   ], 2012.

No action is required by you in order to receive shares of Residential common stock in the Separation, and you do not have to surrender or exchange your shares of Altisource common stock or pay cash or any other consideration to receive your shares of our common stock.  The number of shares of Altisource common stock that you currently own will not change as a result of the Separation.

We anticipate that on or about [   ], 2012, Altisource will deliver to our transfer agent all of the common stock of Residential to be distributed. On that day, the transfer agent will credit the accounts of registered holders of Altisource common stock entitled to the Distribution. For those Altisource shareholders who hold their shares through a broker, bank or other nominee, the transfer agent will credit shares of our common stock to the accounts of those nominees who are registered shareholders, and they in turn will credit their customers’ accounts with shares of our common stock. We anticipate that brokers, banks and other nominees will generally credit their customers’ accounts with shares of our common stock on the same day that their accounts are credited, which is expected to be the Separation Date.

Restricted Shares

Some individuals hold shares of Altisource common stock that is subject to forfeiture and restrictions on transfer.  These shares generally were granted under the Altisource 2009 Equity Incentive Plan and vest over a period of time.  Any Residential shares issued in the Separation in respect of restricted shares of Altisource common stock will be subject to the same restrictions as the Altisource shares and will vest at the same time that the Altisource shares vest.

Treatment of Fractional Shares

The transfer agent will not deliver any fractional shares of Residential common stock in connection with the delivery of Residential common stock pursuant to the Separation. Instead, the transfer agent will aggregate all fractional shares and sell them on behalf of those shareholders who otherwise would be entitled to receive fractional shares. These sales will occur as soon as practicable after the Separation Date. Those shareholders will then receive a cash payment, in the form of a check, in an amount equal to their pro rata share of the total proceeds of those sales. Any applicable expenses, including brokerage fees, will be paid by us.

We expect that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures, and that brokers or other nominees may request the transfer agent to sell the fractional shares on their behalf. You should contact your broker or other nominee for additional details.  Neither Altisource, Residential nor our transfer agent will guarantee any minimum sale price for fractional shares or pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient shareholder. See “The Separation—Certain U.S. Federal Income Tax Consequences of the Separation.”

Listing and Trading of the Shares of Residential Common Stock

The following information may be helpful in discussions with your broker or other nominee. Residential has been approved to list its common stock on the NYSE. You should consult and discuss with your own financial advisors, such as your broker or tax advisor, the retention, sale or purchase of, or other transactions involving shares of, Altisource common stock or Residential common stock. Altisource and Residential do not make recommendations on the retention, sale or purchase of, or other transactions involving shares of Altisource common stock or our common stock. If you do decide to sell any shares of common stock, you should make sure your broker or other nominee understands whether you want to sell your shares of Altisource common stock, Residential common stock or both.

“When-issued” trading of our common stock is expected to begin on or about [   ], 2012. In the context of a spin-off, when-issued trading refers to securities transactions made on or before the Separation Date and made conditionally because the securities of the distributed entity have not yet been distributed. When-issued trades generally settle within three trading days after the Separation Date. On the first trading day following the Separation Date, all when-issued trading, if any, will end, and “regular-way” trading in our common stock will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the third full trading day following the date of the transaction. If the Separation does not occur, all when-issued trading will be null and void.

On or about [   ], 2012, Altisource common stock will begin to trade in two markets on the NASDAQ Global Select Market: a “regular way” market and an “ex-distribution” market. Between the Record Date and consummation of the Separation, shares of Altisource common stock that are sold in the regular way market will include an entitlement to receive shares of Residential common stock distributable in the Separation. Conversely, shares sold in the ex-distribution market will not include an entitlement to receive shares of Residential common stock distributable in the Separation, as the entitlement will remain with the original shareholder. Therefore, if you own shares of Altisource common stock on the Record Date and thereafter sell those shares in the regular-way market on or prior to the Separation Date, you will also be selling the shares of Residential common stock that would have been distributed to you with respect to the shares of Altisource common stock you sell. If you own shares of Altisource common stock on the Record Date and thereafter sell those shares in the ex-distribution market on or prior to the Separation Date, you will still receive shares of Residential common stock in the Separation. On the first trading day following the Separation Date, all shares of Altisource common stock will trade without any entitlement to receive shares of Residential common stock.

Shares of Residential common stock distributed to Altisource shareholders will be freely transferable except for common stock that is distributed to persons who are “affiliates” as defined under the Securities Act of 1933, as amended (the “Securities Act”). Individuals or entities may be deemed to be affiliates of Residential if they control, are controlled by, or are under common control with, Residential. Such persons may include certain of our directors and significant shareholders. In addition, individuals who are affiliates of Altisource on the Separation Date may be deemed to be affiliates of Residential. Persons who are affiliates of Residential will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act, an exemption from the registration requirements of the Securities Act or pursuant to Rule 144 under the Securities Act. In general, under Rule 144, an affiliate who receives shares of Residential common stock in the Separation may, after a holding period of six months, sell, within any three-month period, a number of shares that does not exceed the greater of:

•                  one percent (1%) of the then-outstanding shares of our common stock or

•                  the average weekly trading volume of shares of our common stock during the four calendar weeks preceding the date on which the notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale and the availability of current public information about us.

There can be no assurance as to whether our common stock will be actively traded or as to the prices at which our common stock will trade. Until shares of our common stock are fully distributed and an orderly regular-way market develops, the prices at which shares of our common stock trade may fluctuate significantly and may be lower than the price that may be expected for a fully distributed issue. The price of shares of our common stock in the marketplace will be influenced by many factors. For a detailed discussion of these and other risks, please refer to “Risk Factors.”

Following the Separation, Altisource common stock will continue to be listed and traded on the NASDAQ Global Select Market under the symbol “ASPS.” As a result of the Separation, the trading price of Altisource common stock immediately following the Separation may be lower than the trading price of Altisource common stock immediately prior to the Separation. Further, the combined trading prices of Altisource common stock, AAMC and our common stock after the Separation may be less than the trading price of Altisource common stock immediately prior to the Separation.

Although Altisource is currently a publicly-traded company, there can be no assurance as to the prices at which the Altisource common stock will trade following the Separation. The nature of the trading market and prices for Altisource common stock after the Separation will be influenced by many factors.  Altisource shareholders and potential investors may consider, among other things, that Altisource has contributed cash to Residential and AAMC and distributed all of the ownership in these newly created entities to its shareholders.  AAMC and Residential will pursue business opportunities separately from Altisource following the Separation.  As a result, these factors and others may delay or hinder the return to an orderly trading market in the Altisource common stock following the Separation. For a detailed discussion of these and other risks, please refer to “Risk Factors.”

Treatment of Outstanding Altisource Stock Options Held by Our Directors

Altisource stock options currently outstanding under Altisource’s 2009 Equity Incentive Plan and other equity incentive plans will be adjusted. The exercise price will be reduced to reflect the value of the shares of Residential common stock distributed to Altisource shareholders, and holders of outstanding Altisource options will be granted an option, to purchase shares of Residential common stock reflecting the shares of Altisource common stock subject to the Altisource options.   The new options to purchase Residential common stock will be issued under two stock option plans that we expect our Board of Directors to approve before the Separation, the Conversion Option Plan and the Special Conversion Option Plan. These plans will be solely for the purpose of issuing options to holders of Altisource stock options in connection with the Separation.

Interests of certain Altisource Officers and Directors in the Separation

To the extent that officers and directors of Altisource hold shares of Altisource common stock, they will receive shares of our common stock in the Separation on the same terms as other Altisource shareholders.

William C. Erbey is the Chairman of each of the Board of Directors of Altisource, Residential and AAMC.  He currently owns 27.71% of Altisource and will own the same percentage of each company as he holds of Altisource immediately following the Separation.  See “Risk Factors,” “Relationship between Altisource and Us Following the Separation” and “Certain Relationships and Related Party Transactions.”

THE FOLLOWING SUMMARY OF TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IT IS NOT INTENDED TO BE, AND IT SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER.

ALTISOURCE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SEPARATION TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Certain U.S. Federal Income Tax Consequences of the Separation

The following is a summary of the material U.S. federal income tax consequences of the Separation. This summary is based on the U.S. Treasury Regulations, the Code, regulations promulgated under the Code and judicial and administrative interpretations of the U.S. Treasury Regulations and the Code.  This summary is based on the rules, regulations and interpretations in effect on the date of this summary and is subject to change (possibly on a retroactive basis).

This summary does not address tax consequences for any shareholder other than a U.S. shareholder. A U.S. shareholder, for U.S. federal income tax purposes, is defined as a beneficial owner of Altisource common stock that is one of the following:

•                  an individual who is a citizen or a resident of the U.S.;

•                  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•                  an estate, the income of which is subject to U.S. federal income taxation regardless of its source or

•                  a trust, if (i) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Further, this summary does not discuss all of the tax considerations that may be relevant to U.S. shareholders in light of their particular circumstances and does not address the tax consequences applicable to certain persons subject to special provisions of the U.S. federal income tax law including:

•                  insurance companies;

•                  dealers in securities or currencies;

•                  traders in securities that have elected the mark-to-market method of accounting for securities;

•                  tax-exempt organizations;

•                  financial institutions;

•                  regulated investment companies (“RIC”) and REITs;

•                  qualified retirement plans;

•                  partnerships, other entities classified as partnerships, or other pass-through entities for U.S. federal income tax purposes and investors in these entities;

•                  shareholders who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•                  shareholders who hold their shares as a synthetic security, integrated investment or other risk-reduction transaction;

•                  shareholders who are subject to the alternative minimum tax;

•                  shareholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation;

•                  a controlled foreign corporation;

•                  a passive foreign investment company;

•                  a foreign government or related entity or

•                  shareholders whose functional currency is other than the U.S. dollar.

In addition, this summary is limited to shareholders that hold their shares of Altisource common stock as a capital asset. Finally, this summary does not address any estate, gift or other non-income tax consequences or any state, local or foreign tax consequences.

The Distribution is a taxable distribution for U.S. federal income tax purposes.  Shareholders who receive shares of Residential common stock with respect to their shares of Altisource common stock will be treated as receiving a taxable distribution equal to the fair market value of the shares of Residential common stock received.  This amount will be treated as a dividend to the extent of Altisource’s current and accumulated earnings and profits, calculated pursuant to U.S. federal tax law.  To the extent this amount is in excess of the recipient’s ratable portion of Altisource’s current and accumulated earnings and profits, it will be treated as a return of capital (to the extent of the recipient’s tax basis in such Altisource shares) and then as a capital gain.

State, Local and Other Tax Considerations

We and our shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. The state, local or foreign tax treatment of us and our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective shareholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

Certain U.S. Federal Withholding Tax Consequences of the Separation

The Distribution of the common stock of Residential by Altisource to its shareholders will be made in a manner such that no U.S. federal withholding tax will be due.

Certain Luxembourg Tax Consequences of the Separation

The following is a summary of the material Luxembourg income tax consequences of the Separation. This summary is based on the laws of the Grand-Duchy of Luxembourg, including the Income Tax Act of December 4, 1967, as amended, and the Municipal Business Tax Act of December 1, 1936, as amended, to which we jointly refer as the “Luxembourg tax law,” existing and proposed regulations promulgated thereunder, and published judicial decisions and administrative pronouncements, each as in effect on the date of this information statement or with a known future effective date.

This discussion does not generally address any aspects of Luxembourg taxation other than income tax, corporate income tax, municipal business tax and withholding tax. This discussion is not a complete analysis or listing of all of the possible tax consequences of the Distribution and does not address all tax considerations that may be relevant to you. Special rules that are not discussed in the general descriptions below may also apply to you.

For purposes of this discussion, a “Luxembourg shareholder” is any beneficial owner of Altisource shares that for Luxembourg income tax purposes is:

•                  an individual resident of Luxembourg under article 2 of the Luxembourg Income Tax Act, as amended, or

•                  a corporation or other entity taxable as a corporation that is organized under the laws of Luxembourg under article 159 of the Luxembourg Income Tax Act, as amended.

A “non-Luxembourg shareholder” is any beneficial owner of Altisource common stock that is not a Luxembourg shareholder. For purposes of this summary, “holder” means either a Luxembourg shareholder or a non-Luxembourg shareholder or both, as the context may require.

A non-Luxembourg shareholder will not be subject to Luxembourg income taxes on the Distribution received from Altisource unless the shares of common stock are attributable to a permanent establishment or a fixed place of business maintained in Luxembourg by such non-Luxembourg shareholder.

A Luxembourg shareholder, who is a resident individual, will be subject to Luxembourg income taxes on dividend income and similar distributions in respect of shares in Altisource. Luxembourg income tax will be levied on 50% of the gross amount of the Distribution, under certain conditions, at progressive rates.

A Luxembourg shareholder that is a resident corporation may benefit from the Luxembourg participation exemption with respect to the receipt of the Distribution if certain conditions are met. If the conditions with respect to the Luxembourg participation exemption are not met, the aforementioned 50% tax may also apply to the receipt of the Distribution by a Luxembourg resident corporation.

The Distribution of the common stock of Residential by Altisource to its shareholders will be made in a manner that no Luxembourg withholding tax will be due.

As Altisource is a Luxembourg société anonyme, Altisource will be subject to tax by the Luxembourg taxing authority to the extent the value of the Residential common stock exceeds the book value of Residential.  The excess will be included in Altisource’s tax base and would be subject to 28.8% Luxembourg corporate income and municipal business tax. Because Residential is a development stage company, it is not expected that the value of the shares of Residential common stock received by Altisource shareholders will be significantly higher than book value. Therefore, any Luxembourg income tax liability arising at the level of Altisource as a result of the Separation is not expected to be material.

This summary is based on the laws and regulations in effect in the Grand-Duchy of Luxembourg on the date hereof, all of which are subject to change, possibly with retroactive effect.

SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OWNERSHIP, ACQUISITION, PURCHASE AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP, ACQUISITION, PURCHASE, SALE AND ELECTION.

Certain Ongoing U.S. Federal Income Tax Matters Subsequent to the Separation

Taxation of Residential in General

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code. We believe that we will be organized and operated in a manner that will allow us to qualify for taxation as a REIT under the Code.

The law firm Kramer Levin Naftalis & Frankel LLP (“Kramer Levin”) has acted as our counsel in connection with the Separation. We will receive the opinion of Kramer Levin to the effect that, commencing with the Separation, and subject to acquiring assets that will enable us to satisfy the asset and income tests for qualification as a REIT that are described below, we will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Kramer Levin will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this information statement are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this information statement. Additionally, the opinion of Kramer Levin will be conditioned upon factual representations and covenants made by our management regarding our organization, assets, the future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that they and we will take no action inconsistent with our qualification as a REIT. In addition, to the extent we make certain investments, such as investments in mortgage loan securitizations, the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we will be organized and operated so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Kramer Levin or us that we will so qualify for any particular year. Kramer Levin will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Kramer Levin. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain companies in which we invest. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT. We do not currently own assets, or earn income, that enable us to satisfy these requirements. We intend to acquire such assets and elect to be taxed as a REIT following the acquisition of such assets. If we do not acquire assets that will allow us to satisfy the REIT asset and income tests, we will be taxable as a corporation.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)              that is managed by one or more trustees or directors;

(2)              the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)              that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)              that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)              the beneficial ownership of which is held by 100 or more persons;

(6)              in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7)              that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

(8)              that uses a calendar year for U.S. federal income tax purposes;

(9)              that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

(10)       which meets other tests, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year; and that conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Conditions (7), (9) and (10) must be met as of or for the periods identified in conditions (7), (9) and (10) above.  Our Charter provides restrictions regarding the ownership and transfer of shares of our stock, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of shares of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of shares of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

For purposes of condition (8), we have adopted December 31 as our year end, and thereby satisfy this requirement.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized in the preceding section, under “Requirements for Qualification as a REIT.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels which results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the shareholder level upon a distribution of dividends by the REIT.

For tax years through 2012, shareholders who are individual U.S. shareholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. shareholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income which will be as high as 35% through 2012 (excluding the impact of any state or local taxes the shareholder may incur). Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the shareholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “Taxation of Taxable U.S. Shareholders.”

Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed net capital gains;
•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any;
•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax. See “Prohibited Transactions”;

•

If we elect to treat property that we obtain from the foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%) thereby avoiding (a) the 100% tax on gain from a sale of property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below;

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a profitability margin;

•

If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset test that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests;

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure;

•

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, referred to as the “required distribution”, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level;

•

While we do not anticipate engaging in material transactions with our taxable REIT subsidiaries (“TRS”), a 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any TRS we may own if and to the extent that the IRS successfully asserts that such items were not the result of arm’s-length transactions;

•

If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us;

•

We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our common stock. Shareholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated and

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including rents from real property, interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), and gains from the sale of real estate assets, including gains on repayments of sub-performing and non-performing mortgage loans, as well as income from certain kinds of temporary investments. Income we earn, if any, upon a modification of a mortgage loan will also be treated as relating to real property mortgages, and will satisfy the 75% gross income test. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest and gain from the sale or disposition of stock or securities, which need not have any relation to real property. We intend to monitor the amount of our non-qualifying income and manage our portfolio of assets to comply with the gross income tests, but we cannot assure you that we will be successful in this effort.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property.  We expect that all or most of the mortgage loans that we acquire will be secured only by real property.  However, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property, the interest income will be apportioned between the real property and the other property.  Interest income apportioned to the real property will qualify for purposes of the 75% gross income test.  Interest income apportioned to the other property or interest from loans that are not secured by real property or are unsecured do not qualify for purposes of the 75% gross income test, but may qualify for purposes of the 95% gross income test.

Interest income from loans acquired at a discount is determined for purposes of the gross income tests based on the constant yield to maturity of the debt instrument and is taxable interest income when, and to the extent that, any payment of principal of the debt instrument is made.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

Dividend Income

We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Rents from Real Property

Rents that we receive from our ownership of real property will not automatically qualify as “rents from real property” in satisfying the 75% and 95% gross income tests. For example, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Code is subject to both legal and factual considerations and is therefore subject to different interpretations. We intend to structure any leases so that the rent payable thereunder will qualify as “rents from real property,” but there can be no assurance we will be successful in this regard.

Similarly, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through a TRS, or an independent contractor who is adequately compensated and from which we derive no income. We are permitted, however, to perform services that are usually or customarily rendered in connection with the rental of residential units. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the greater of 150% of our direct cost in furnishing or rendering the services or the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent. We believe Altisource qualifies as an independent contractor.  Altisource, through the Altisource Master Services Agreement will provide all required services to our tenants.

Fee Income

We may receive various fees in connection with our operations. The fees generally will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received directly in connection with our real estate investment activities (such as fees for certain real estate related services or fees for modifying loans related to real property) and (i) are not determined by income or profits of a tenant, and (ii) are not for prohibited services provided to our tenants.  Other fees are not qualifying income for purposes of either the 75% or 95% gross income test. Any fees earned by a TRS are not included for purposes of the gross income tests.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving our failure to satisfy the gross income tests, we will not qualify as a REIT. As discussed above under “Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be a significant amount.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of real estate assets, cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property and certain kinds of mortgage backed securities and mortgage loans.  Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.  Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.  Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value.  Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our total assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain straight debt and other excluded securities, as described in the Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule) and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We expect that the assets comprising our single-family rental assets, mortgage-related investments and any securities that we own generally will be qualifying assets for purposes of the 75% asset test, and that our holdings of TRSs and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements.  We intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets. We do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets, including our interests in our TRSs, may not be susceptible to a precise determination and are subject to change in the future. Although we will be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the REIT asset tests, and could fail to qualify as a REIT.

A mortgage loan that we own will generally be treated as a real estate asset for purposes of the 75% asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal or greater to the principal amount of the loan. In the event that we invest in a mortgage loan that is secured by both real property and other property, Revenue Procedure 2011-16 may apply to determine what portion of the mortgage loan will be treated as a real estate asset for purposes of the 75% asset test. The interest apportionment rules apply if the mortgage loan in question is secured by both real property and other property. We expect that all or most of the mortgage loans that we acquire will be secured only by real property and no other property value will be taken into account in our underwriting process. Pursuant to Revenue Procedure 2011-16, the IRS has announced that it will not challenge a REIT’s treatment of a loan as a real estate asset in its entirety to the extent that the value of the loan is equal to or less than the value of the real property securing the loan at the relevant testing date. However, uncertainties exist regarding the application of Revenue Procedure 2011-16, particularly with respect to the proper treatment under the asset tests of mortgage loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of such assets. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

Failure to Satisfy the Asset Tests

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(a)              the sum of:

•        90% of our REIT taxable income (computed without regard to our deduction for dividends paid and our net capital gains) and

•        90% of the net income (after tax), if any, from foreclosure property; minus

(b)              the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the twelve-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by us, subject to the local tax laws of the shareholder. Our shareholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares. Shareholders that are U.S. corporations would also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid U.S. federal corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax. It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes. For example, we may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes, resulting in original issue discount, such that we will be required to include in our income a portion of the original issue discount each year that the instrument is held before we receive any corresponding cash. Furthermore, we will likely invest in assets that accrue market discount, which may require us to defer a portion of the interest deduction for interest paid on debt incurred to acquire or carry such assets. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, to use cash reserves, to liquidate non-cash assets at rates or times we regard as unfavorable, or to pay dividends in the form of taxable in-kind distributions of property including taxable stock dividends. In the case of a taxable stock dividend, shareholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock. We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Differences in REIT Taxable Income and Cash Flows from Distressed Loans/Loan Modification

Due to the nature of the assets in which we will invest, we may recognize taxable income from those assets in advance of our receipt of cash or proceeds from disposition of such assets potentially increasing the amount of dividends that we are required to distribute.  We may be also required to report taxable income in earlier periods that ultimately exceeds the economic income realized on such assets.

It is expected that we may acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. The tax basis of loans acquired at a discount is cost at the time of acquisition.  Subsequently, market discount on a debt instrument accrues on the basis of the constant yield to maturity of the debt instrument and is reported as income when, and to the extent that, any payment of principal of the debt instrument is made. Payments on residential mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in taxable income each month as if the debt instrument were assured of ultimately being collected in full. If that turned out not to be the case, and we eventually collected less on the debt instrument than the amount we paid for it plus the market discount we had previously reported as income, there would be a bad debt deduction available to us at that time. Nevertheless, our (and our shareholders’) ability to benefit from that bad debt deduction would depend on our having taxable income in that later taxable year. REITs may not carry back net operating losses, so this possible “income early, losses later” phenomenon could adversely affect us and our shareholders if it were persistent and in significant amounts.

In addition, pursuant to our investment strategy, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, and hold the modified loan with a cost basis equal to its modified principal amount for U.S. federal tax purposes.

Recordkeeping Requirements

We are required to maintain records and request, on an annual basis, information from specified shareholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs. However, solely for purposes of the 10% value test, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including equity interests in any lower-tier partnerships) is treated as assets and items of income of ours for purposes of applying the REIT requirements. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “Asset Tests” and “Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our shareholders. We anticipate that we may make TRS elections with respect to certain entities, such as NewSource, which would allow such entities to invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

The fair value of the TRS stock held by the REIT is utilized in the asset tests.  Dividend income received by the REIT from the TRS is utilized in the gross income tests.  Because a parent REIT does not include the gross assets and gross income of the TRS in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, inventory sales or activities that give rise to non-qualifying hedging income). If dividends are paid to us by one or more TRS that we own, then a portion of the dividends that we distribute to shareholders who are taxed at individual rates generally will be eligible through 2012 for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “Taxation of Taxable U.S. Shareholders” and “Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if certain tests regarding the TRS’s debt-to-equity ratio are not satisfied, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year).  In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as TRSs in an effort to ensure that we will not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business.  The REIT is deemed to have engaged in a prohibited transaction if the sale or other disposition is carried out by the REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business, and therefore, we do not expect to be engaged in any prohibited transactions. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation although such income will be subject to tax in the hands of the corporation at regular U.S. federal corporate income tax rates.

Penalty tax

Any redetermined rents, redetermined deductions or excess interest we generate are subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive do not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We intend that, in all instances in which our taxable REIT subsidiaries will provide services to our tenants, the fees paid to our taxable REIT subsidiaries for these services will be at arm’s length rates although the fees paid may not satisfy the safe harbor provisions referenced in the preceding paragraph. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect each party’s respective incomes. If the IRS successfully makes such an assertion, we will be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Code, distributions to our shareholders will generally be taxable in the case of our shareholders who are individual U.S. shareholders (as defined below) at a maximum rate of 15% through 2012, and dividends in the hands of our corporate U.S. shareholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Taxable U.S. Shareholders

This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•                  an individual who is a citizen or resident of the U.S.;

•                  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•                  an estate whose income is subject to U.S. federal income taxation regardless of its source or

•                  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Provided that we qualify as a REIT, distributions made to our taxable U.S. shareholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable (through 2012) to individual U.S. shareholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxable to U.S. shareholders as long-term capital gains to the extent that they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. shareholder has held its stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. shareholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by us on such retained capital gains. U.S. shareholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. U.S. shareholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2012) in the case of U.S. shareholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than twelve months are subject to a 25% maximum U.S. federal income tax rate for U.S. shareholders who are individuals to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder’s shares of our common stock in respect of which the distributions were made but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. shareholder’s shares of our common stock, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the U.S. shareholder has held our common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)                                 the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

(b)                                 the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income and

(c)                                  the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form or a “qualified foreign corporation,” and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “Taxation of Residential in General” and “Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock

In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis in our common stock at the time of the disposition. In general, a U.S. shareholder’s adjusted tax basis will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2012, if our common stock is held for more than twelve months, and will be taxed at ordinary income rates (of up to 35% through 2012) if our common stock is held for twelve months or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35% whether or not classified as long-term capital gains.

Shareholders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. shareholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. shareholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common stock will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare Tax on Unearned Income

Certain U.S. shareholders that are individuals, estates or trusts must pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Foreign Accounts

Dividends paid after December 31, 2013, and gross proceeds from the sale or other disposition of our common stock paid after December 31, 2014, to “foreign financial institutions” in respect of accounts of U.S. shareholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of our common stock. See “Foreign Accounts” below.

Taxation of Tax-Exempt U.S. Shareholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. shareholder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder) and (2) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax exempt shareholder.

Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly exclude certain amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust that (1) is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code and (3) owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock or us from becoming a pension-held REIT.

Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Shareholders

The following is a summary of certain U.S. federal income tax consequences of the ownership, acquisition, purchase and sale of our common stock applicable to non-U.S. shareholders of our common stock. For purposes of this summary, a non-U.S. shareholder is a beneficial owner of our common stock that is neither a U.S. shareholder nor an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Non-U.S. shareholders should consult their tax advisors concerning the U.S. federal estate consequences of ownership of our common stock.

Ordinary Dividends

The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. shareholder will generally be subject to U.S. federal withholding tax at the rate of 30% unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. shareholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. shareholder, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. shareholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. shareholder that is a corporation.

Non-Dividend Distributions

Distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax unless any of the following conditions are met:

•            our common stock constitutes a U.S. real property interest (“USRPI”);

•            the non-U.S. shareholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder or

•            the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a tax home in the U.S.

If our common stock constitutes a USRPI, as described in the ‘Capital Gain Dividends’ section below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. shareholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be).  The collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.  We do not expect shares of our common stock to constitute USRPIs.

If the non-U.S. shareholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain.

If the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a tax home in the U.S., the non-U.S. shareholder will be subject to a 30% tax on the shareholder’s net capital gain for the year.

If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends

Under FIRPTA, capital gain distributions are either (1) attributable to gains from dispositions of USRPIs (including shared appreciation mortgage loans) held by us directly or through pass-through subsidiaries (“USRPI capital gains”) or (2) not attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“Other Capital Gains”).  Other Capital Gains include gains from dispositions of assets held by us solely as a creditor.  We anticipate that a material portion of our assets will constitute USRPIs and accordingly, a portion of our distributions will be USRPI, capital gains.  The following describes the tax treatment for non-U.S. shareholders for each of these types of capital gains.

USRPI Capital Gains.  USRPI capital gains are considered to be effectively connected with a U.S. trade or business of the non-U.S. shareholder and are taxed as follows based on the ownership level or class of stock owned by the non-U.S. shareholder:

•            Greater than 5% ownership or 5% or less ownership and not regularly traded.  For non-U.S. shareholders that either (1) own more than 5% of any class of our stock at any time during the one year period ending on the date of such dividend or (2) own 5% or less of any class of our stock and that class of stock is not regularly traded on an established securities market located in the U.S., the following taxes apply:

•                  The shareholder will be subject to U.S. federal income tax at the rates applicable to U.S. shareholders, without regard to whether the distribution is designated as a capital dividend;

•                  We will be required to withhold tax equal to 35% of the amount of capital gain dividends and

•                  If the non-U.S. shareholder is a corporation, the non-U.S. shareholder may also be subject to a 30% branch profits tax.

•            All others.  USRPI capital gains will be treated as distributions that are not attributable to gains from sales or exchanges of USRPI subject to the rules discussed above under “Taxation of Non-U.S. Shareholders — Ordinary Dividends”.

Other Capital Gains.  Other Capital Gain dividends received by a non-U.S. shareholder from a REIT are generally not subject to U.S. federal income or withholding tax, unless either:

•            the non-U.S. shareholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder or

•            the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S.

If the non-shareholder’s investment in our common stock if effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain.

If the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 180 days or more during the taxable year and has a tax home in the U.S., the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year.

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular shareholder, our common stock will constitute a USRPI if each of the following three statements is true:

(a)

50% or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the U.S., excluding for this purpose, interests in real property solely in a capacity as creditor;

(b)

We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of the value of which is held directly or indirectly by non-U.S. shareholders at all times during a specified testing period. Although we believe that we will be a domestically-controlled REIT, because our shares are publicly traded we cannot make any assurance that we will remain a domestically-controlled qualified investment entity and

(c)

Either (i) our common stock is not “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market or (ii) our common stock is “regularly traded” on an established securities market and the selling non-U.S. shareholder has actually or constructively held over 5% of our outstanding common stock any time during the shorter of the five-year period ending on the date of the sale or the period such selling non-U.S. shareholder held our common stock.

Specific wash sales rules applicable to sales of stock in a domestically-controlled qualified investment entity could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. shareholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock during the 61-day period that begins 30 days prior to such ex-dividend date.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. shareholder in two cases: (a) if the non-U.S. shareholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (b) if the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on such individual’s net capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Backup withholding is sometimes required and is not an additional tax.  Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid unless the shareholder comes within an exempt category and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. shareholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such shareholder and the tax withheld with respect to such dividends regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a

U.S. person) or the shareholder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such shareholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Accounts

Federal legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. shareholders (as defined above) who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. shareholders. The 30% withholding tax, pursuant to proposed Treasury Regulations, would be imposed on payments made after December 31, 2013 with respect to dividends, and after December 31, 2014, with respect to gross proceeds from the sale or other disposition of our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S. owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective investors should consult their tax advisors regarding this legislation.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of Treasury. No assurance can be given as to whether, when or in what form U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of our common stock.

Regulatory Approval

Apart from the registration under U.S. federal securities laws of the Residential common stock that will be issued in the Separation, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Separation.

No Appraisal Rights

Under Luxembourg Law, Altisource shareholders will not have appraisal rights in connection with the Separation.

RELATIONSHIP BETWEEN ALTISOURCE AND US FOLLOWING THE SEPARATION

For purposes of governing certain ongoing relationships between Altisource and us after the Separation, and to provide for an orderly transition to the status of two independent companies, we have entered or will enter into the agreements described in this section with Altisource. Forms of the agreements summarized below are, or will be, included as exhibits to the registration statement on Form 10 that we have filed with the SEC, and the following summaries are qualified in their entirety by reference to the agreements, as filed. See “Where You Can Find More Information” on page 78.

Separation Agreement

On the Separation Date, we will enter into a Separation Agreement with Altisource, which will provide for, among other things, the principal corporate transactions required to effect the Separation and certain other agreements related to the continuing relationship between Altisource and us after the Separation.

We are a development stage company recently created by Altisource.  The Separation Agreement with Altisource identifies assets and liabilities that will be transferred to us in connection with the Separation, provided that certain conditions precedent to the transfer are met, such as the effectiveness of our registration statement on Form 10, the listing of our securities on a national securities exchange and receipt of necessary governmental approvals.  The assets that will be transferred to us are comprised primarily of cash.  There are no other significant liabilities that will be transferred to us at Separation.

Under the Separation Agreement, and effective as of the Separation Date, we will assume, and will agree to indemnify Altisource against, all liabilities, litigation and claims, including related insurance costs, arising out of our business, and Altisource will retain, and will agree to indemnify us against, all liabilities, litigation and claims, including related insurance costs arising out of Altisource’s businesses. The foregoing obligations will not entitle an indemnified party to recovery to the extent any such liability is covered by proceeds received by such party from any third party insurance policy.

The Separation Agreement will also provide that both parties will be granted access to certain records and information in the possession of the other and will require the retention by each of Altisource and us, for a period of six years following the Separation Date, of all such information in its possession.

Altisource Master Services Agreement

On the Separation Date, we will enter into the Altisource Master Services Agreement.  Under this agreement, Altisource will provide property management, leasing and construction management services associated with the acquired single-family rental assets.  The agreement will provide for an initial term of 15 years, which term will automatically renew for successive two-year terms unless either party sends a notice of non-renewal to the other party at least nine months before the completion of the initial or renewal term, as applicable.

The total fees incurred by us under this agreement will be dependent upon the property management, leasing and construction management services required on an asset-specific basis and will vary significantly based upon the location and condition of the asset as well as current market conditions and tenant turnover.

In the event the AAMC Asset Management Agreement is terminated without cause by us or for cause by AAMC, the Altisource Master Services Agreement may be terminated.

Support Services Agreement

On the Separation Date, we will enter into a Support Services Agreement with Altisource. Under the Support Services Agreement, Altisource may provide services to us in such areas as human resources, vendor management operations, corporate services, risk management and six sigma, quality assurance, consumer psychology, treasury, finance and accounting, legal, tax, compliance and other support services where we may need assistance and support following the Separation (collectively, the “Support Services”). The Support Services Agreement will provide generally that Altisource will undertake to provide the Support Services in a manner generally consistent with the manner and level of care with which such service, if any, was performed or provided prior to the Separation. The

Support Services Agreement will extend for two years after the Separation but may be terminated earlier under certain circumstances including a default.  We expect that the fees for all Support Services provided pursuant to the Support Services Agreement will be based on the fully-allocated cost of providing the service, though this may vary pursuant to statements of work entered into under the Support Services Agreement.  “Fully-allocated cost” means, with respect to the provision of a “Service”, the all-in cost of providing such Service, including direct charges and allocable amounts reflecting compensation and benefits, technology expenses, occupancy and equipment expense and third-party payments (but not taxes incurred in connection therewith).  Altisource will be required to submit statements of account on a monthly basis with respect to all amounts payable by us, setting out the Support Services provided and the amount billed as a result of providing such Support Services. We believe that the terms and conditions of the Support Services Agreement are no less favorable to us than those available from unrelated parties for a comparable arrangement.

The total fees incurred by us under this agreement will be dependent upon our business activity and the level of services required in connection therewith.  While market conditions will drive our business activity, we do not anticipate incurring fees under this agreement in excess of $50,000 in the first year of our operations.

In the event the AAMC Asset Management Agreement is terminated without cause by us or for cause by AAMC, the Support Services Agreement will simultaneously terminate.

Tax Matters Agreement

On the Separation Date, we will enter into a Tax Matters Agreement with Altisource which sets out each party’s rights and obligations with respect to deficiencies and refunds, if any, of Luxembourg, U.S. federal, state, local or other foreign taxes for periods before and after the Separation and related matters such as the filing of tax returns and the conduct of IRS and other audits. In general, under this agreement, we will be responsible for taxes attributable to our business incurred after the Separation, and Altisource will be responsible for taxes attributable to our business incurred prior to the Separation.

Trademark License Agreement

On the Separation Date, we will enter into a Trademark License Agreement with Altisource.  Under this agreement, Altisource will grant us a non-exclusive, non-transferable, non-sublicensable, royalty free license to use the name “Altisource.”  The agreement has no specified term and may be terminated by either party upon 30 days written notice, with or without cause.  In the event that this agreement is terminated, all rights and licenses granted thereunder, including, but not limited to, the right to use “Altisource” in our name will terminate.

In the event the AAMC Asset Management Agreement is terminated without cause by us or for cause by AAMC, the Trademark License Agreement will simultaneously terminate.

DISTRIBUTION POLICY

We expect to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes.  U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular distributions of all or substantially all of our net taxable income to our shareholders out of assets legally available therefor.

Any distributions we make in the future will be at the discretion of our Board of Directors and will depend upon, among other things, our actual results of operations, financial conditions, economic conditions, debt covenants, funding or margin requirements under credit facilities, repurchase agreements or other secured and unsecured borrowing agreements, applicable provisions of the MGCL and such other factors as our Board of Directors deems relevant. Our earnings and financial condition will be affected by various factors, including the operating income from our portfolio and any other expenditures. For more information regarding risk factors that could materially and adversely affect our earnings and financial condition, see “Risk Factors.”

Although we currently do not intend to do so, to the extent that in respect of any calendar year, cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities.

We anticipate that our distributions generally will be taxable as ordinary income to our shareholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. In addition, a portion of such distributions may be taxable stock dividends payable in our shares. We will furnish annually to each of our shareholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain.

CAPITALIZATION

The following table describes our cash and capitalization as of September 30, 2012, on an actual, pro forma and pro forma as-adjusted basis to give effect to the Separation and Separation related events.  The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our financial statements and the related notes included elsewhere in this information statement.

	As of September 30, 2012
	Actual(1)	Pro Forma(2)	Pro Forma As Adjusted(3)
Cash	$500,000	$500,000	$82,000,000
Equity
Common units ($0.01 par value)	—	—	77,870
Additional paid-in capital	—	—	99,922,130
Capital contribution	500,000	500,000	—
Total equity	500,000	500,000	100,000,000
Total capitalization	$500,000	$500,000	$100,000,000

(1)         Reflects the actual results of the Altisource Residential, L.P. (the “Partnership”).  In contemplation of the Separation, Altisource formed the Partnership on June 7, 2012.

(2)         Prior to the Separation, Altisource will contribute the limited partner interests in the Partnership to Residential, which was formed on July 19, 2012. On October 1, 2012, Altisource Residential GP Member, LLC assigned the ownership of Altisource Residential GP, LLC, the general partner of Altisource Residential, L.P., to Residential.  Altisource Residential GP, LLC has assets of $1, no liabilities and no operations.

(3)         Based on the number of Altisource shares outstanding on September 30, 2012, approximately 7,787,000 shares of Residential common stock will be issued to shareholders of Altisource on the Separation Date. The actual number of shares of Residential common stock to be issued will be determined as of the Record Date.

In connection with the Separation, Altisource will contribute an additional $99.5 million of cash to us to provide what Altisource management believes to be sufficient capital for us to begin to execute on our strategy and operate separately. Following the Separation, we intend to invest $18 million in the non-voting preferred stock of NewSource.  AAMC intends to simultaneously invest in the voting common stock of NewSource.  Residential and AAMC will be the only owners of NewSource.  NewSource will retain Altisource under a long-term Title Insurance Services Agreement to provide a wide range of technical underwriting services that will allow NewSource to evaluate title risk in a timely and cost effective manner.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with other sections of this information statement including “Business,” “Risk Factors,” and the financial statements and the notes related thereto. The discussion below contains forward-looking statements that are based upon our current expectations which are subject to uncertainty and changes in circumstances. Our actual results may differ materially from the expectations due to changes in global, political, economic, business, competitive and market factors, many of which are beyond our control. See “Forward-Looking Statements” included elsewhere herein.

Significant components of the Management’s Discussion and Analysis of Financial Condition and Results of Operations include:

Page
Executive Summary — This section provides a summary of Altisource Residential Corporation and Altisource Residential, L.P., and the principal factors affecting anticipated operations. In addition, we provide a brief description of our Separation from Altisource and the basis of presentation of our financial information.	54

Results of Operations and Known Trends or Future Events — This section provides an overview of our activities since inception and planned future events.	54

Liquidity and Capital Resources — The liquidity and capital resources section provides a discussion of Residential’s cash flows for the period from June 7, 2012 (date of inception) to September 30, 2012 and our expected ability to meet near-term cash requirements.	55

Critical Accounting Policies and Estimates — The critical accounting policies and estimates section provides details with respect to accounting policies that are considered by management to require significant judgment and use of estimates that could have a significant impact on our financial statements.	55

Recent Pronouncements — The recent pronouncements section provides a discussion of the impact or potential impact of recently issued accounting pronouncements on our financial statements where applicable.	57

Other Matters — The other matters section provides a discussion of related party transactions and provisions of the various Separation related agreements with Altisource.	57

EXECUTIVE SUMMARY

Separation from Altisource

On April 26, 2012, Altisource announced its intention to spin-off a development stage company into a stand-alone public company that will acquire and own single-family rental assets.  We were capitalized on July 19, 2012 with nominal assets and have not commenced operations.  Prior to the Separation, we will be capitalized with an additional $99.5 million of cash from Altisource.  On the Separation Date, Altisource will distribute all of the shares of Residential common stock to Altisource’s shareholders.  Altisource’s shareholders will receive 1 share of Residential common stock for every 3 shares of Altisource common stock they hold on the Record Date.  Upon the Separation, Residential will no longer be a part of Altisource.

In connection with the Separation, Residential and Altisource will enter into the Separation Agreement and certain other agreements to govern the terms of the Separation and certain ongoing relationships between Altisource and us subsequent to the Separation.  These agreements include the Altisource Master Services Agreement, a Support Services Agreement, a Tax Matters Agreement and a Trademark License Agreement (collectively, the “Residential Negotiated Agreements”).  These agreements are more fully described below.  Also see “Relationship Between Altisource and Us Following the Separation.”

General Description of Our Business

Residential is a development stage company with no operating history. Since its inception on July 19, 2012, Residential has generated no revenue.

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. We were recently formed by Altisource to acquire and own single-family rental assets.  Our primary sourcing strategy to obtain single-family rental assets includes acquiring sub-performing and non-performing loans as well as the direct acquisition of REO Properties. We intend to pursue opportunities to acquire single family rental assets and sub-performing or non-performing loans throughout the United States as long as such assets meet our desired property characteristics and provide acceptable long term returns.

In addition, we intend to make an investment in the non-voting preferred stock of NewSource. We will engage AAMC to provide us with certain asset management and corporate governance services, including providing us with a management team and appropriate support personnel.

For additional information regarding Residential’s business, please refer to the discussion under the “Business” section of this information statement.

Basis of Presentation

The historical financial statements included in this information statement reflect those of the Partnership, reflecting a cash contribution of $500,000 as of September 30, 2012.  We cannot predict what our results of operations, financial condition and cash flows will be once we commence operations and operate as a stand-alone public company.

The assets assigned to us pursuant to the Separation Agreement are accounted for at the historical book values of such assets.

RESULTS OF OPERATIONS AND KNOWN TRENDS OR FUTURE EVENTS

We have not engaged in any operations or generated any revenues to date. We will not generate any revenues until after completion of the Separation when we will begin to generate revenues from the anticipated acquisition of REO Properties and sub-performing and non-performing loans. We expect to generate non-operating income in the form of interest income on cash and cash equivalents after the Separation. After the Separation, in addition to our operating expenses, we expect to incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance). Unless we commence our revenue-generating business operations in the near-term, we anticipate we will generate a net loss in the current fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2012, we were capitalized with a $500,000 cash contribution which is reflected in the cash provided by financing activities in the accompanying statement of cash flows.  Immediately prior to the Separation, Altisource intends to make an additional cash contribution of approximately $99.5 million to us.  This contribution will provide the necessary funding for our contemplated $18 million investment in the non-voting preferred stock of NewSource.  AAMC intends to invest in the voting common stock of NewSource.  AAMC and Residential will be the only owners of NewSource.  We believe that our ability to generate cash flow from our anticipated operations, coupled with cash on hand, will be adequate to meet expected near-term cash requirements, which principally include operational expenditures, working capital and capital spending.

In the event we decide to grow our business, we will evaluate a number of potential capital raising alternatives, including the issuance and sale of shares of Class A common stock, the issuance and sale of debt securities and entering into credit facilities with banks or other lending institutions.  Because our decision to issue equity through accessing the capital markets or debt through entering into credit agreements will depend on market conditions and other factors beyond our control, we cannot predict or estimate our future capital structure.

As a separate company, we intend to employ a disciplined cash policy that seeks first to maintain a strong balance sheet and second to invest in compelling growth opportunities.  However, if our estimates of costs are less than the actual amount of such costs and cash on hand becomes insufficient to operate our business, we may need to obtain additional equity financing, debt financing or both in order to meet our obligations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Accounting standards require information in financial statements about the risks and uncertainties inherent in significant estimates, and the application of generally accepted accounting principles involves the exercise of varying degrees of judgment. Certain amounts included in or affecting our financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time our financial statements are prepared. These estimates and assumptions affect the amounts we report for our assets and liabilities, our revenues and expenses during the reporting period and our disclosure of contingent assets and liabilities at the date of our financial statements. We will routinely evaluate these estimates utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates and any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

We believe that the assumptions, judgments and estimates involved in the accounting policies described below have the greatest potential impact on our financial statements in the future. These areas are key components of our future results of operations and are based on complex rules that require us to make assumptions, judgments and estimates, so we consider these to be our critical accounting policies.

Emerging Growth Company Status

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies which are not emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Accounting for Income Taxes

We expect to operate as a REIT. To avoid current entity level U.S. federal income taxes, we expect to distribute 100% of our capital gains and at least 90% of our ordinary income to shareholders annually. If, with respect to any taxable year, we fail to maintain our qualification as a REIT, we would not be allowed to deduct distributions to shareholders in computing our taxable income and federal income tax. If we lose our REIT status, corporate level income tax, including any applicable alternative minimum tax, would apply to our taxable income at regular corporate rates. As a result, the amount available for distribution to shareholders that would otherwise receive dividends would be reduced for the year or years involved, and we would no longer be required to make distributions. In addition, unless we were entitled to relief under the relevant statutory provisions, we would be disqualified from treatment as a REIT for four subsequent taxable years.

Commitments, contingencies and indemnifications

Loss contingencies, including claims and legal actions arising in the ordinary course of business, will be recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. We are not aware of any litigation or other contingencies that would have an adverse impact on our financial statements.

We will enter into contracts with Altisource in connection with the Separation that contain a variety of indemnifications.  We currently expect the risk of loss related to these indemnifications to be remote.

Acquired loans with evidence of credit deterioration

Acquired loans are accounted for under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, when applicable.  At acquisition, each loan is reviewed to determine whether there is evidence of credit deterioration since origination and it is probable that we will be unable to collect all contractually required payments.  We, to the extent there is a reasonable expectation about the timing and amount of cash flows expected to be collected, will consider expected prepayments and estimate the amount and timing of undiscounted expected principal, interest and other cash flows for each pool of loans meeting the criteria above, and determine the excess of the loan’s or pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted (non-accretable difference).  The remaining amount, representing the excess of the pool’s cash flows expected to be collected over the amount paid, is accreted or amortized into interest income over the remaining expected life of the loan or pool (accretable yield).  Loans are removed from the acquired with credit deteriorated category upon sale, foreclosure, receipt of assets in satisfaction of the loan or full write off of the loan.  We will periodically evaluate the expected cash flows for each pool.  Prior expected cash flows are compared to current expected cash flows and cash collections to determine if any additional impairment should be recognized.  Impairment is recognized through an additional allowance for loan losses if the present value of future cash flows discounted at the effective interest rate of the pool has decreased.  The present value of any subsequent increase in the pool’s actual cash flows or cash flows expected to be collected is used first to reverse any existing valuation allowance for that pool. Any remaining increase in cash flows expected to be collected is adjusted to the accretable yield and recognized over the estimated remaining life of the pool.

Rental income

Rental income related to leases is recognized on an accrual basis when due from residents as required by the accounting guidance on classification and recognition applicable to leases. In accordance with our standard lease terms, rental payments will generally be due on a monthly basis. Any cash concessions given at the inception of the lease will be amortized over the approximate life of the lease.

RECENT ACCOUNTING PRONOUNCEMENTS

We do not anticipate that any recently issued accounting pronouncements will have a significant impact on our financial statements upon adoption.

OTHER MATTERS

Off-balance sheet arrangements

We do not have any material off-balance sheet arrangements.

Contractual obligations

Our long-term contractual obligations will primarily include (i) the AAMC Asset Management Agreement, (ii) the Altisource Master Services Agreement, (iii) the Support Services Agreement with Altisource, (iv) the Ocwen Servicing Agreement and (v) our Trademark License Agreement with Altisource. See “Relationship Between Altisource and Us Following the Separation.” As of September 30, 2012, we had not entered into any of these arrangements.

The AAMC Asset Management Agreement

We will enter into the AAMC Asset Management Agreement.  Pursuant to the terms of the AAMC Asset Management Agreement, AAMC will provide us with the Services, including providing us with a management team and appropriate support personnel.  The AAMC Asset Management Agreement will have an initial term of 15 years, and will be automatically renewed for a one-year term on each anniversary date thereafter unless terminated in accordance with its terms.  During the term of the AAMC Asset Management Agreement, we will not employ or contract with any third party to provide the same or substantially similar services without AAMC’s prior written consent.

Incentive fee

As compensation for the Services, we will pay AAMC a quarterly incentive fee as follows: (i) 2% of all cash available for distribution by us to our shareholders until the aggregate amount of such cash available for distribution during the quarter divided by the average number of shares of our common stock outstanding during the quarter (the “Quarterly Per Share Distribution Amount”) exceeds $0.161, then (ii) 15% of all additional cash available for distribution by us to our shareholders until the Quarterly Per Share Distribution Amount exceeds $0.193, then (iii) 25% of all additional cash available for distribution by us to our shareholders until the Quarterly Per Share Distribution Amount exceeds $0.257, and thereafter (iv) 50% of all additional cash available for distribution by us to our shareholders (in each case as such amounts may be appropriately adjusted from time to time to take into account the effect of any stock split, reverse stock split or stock dividend).  The foregoing thresholds will be reduced to the extent that we pay or are deemed to pay dividends of cash from capital transactions and in the event that we pay or are deemed to pay dividends of cash from capital transactions so that a hypothetical holder of one share of our Class B common stock acquired on the Separation Date has received with respect to such share of Class B common stock, since the Separation Date, distributions of cash that are deemed to be cash from capital transactions in an aggregate amount equal to $12.74 (the approximate book value of single share of our Class B common stock as of the Separation Date), then all of the foregoing thresholds will be reduced to zero and we will pay AAMC a quarterly incentive fee equal to 50% of all additional cash available for distribution by us to our shareholders.  For the purpose of this calculation, any Class A common stock dividend priority will be disregarded.

In the event that we pay or are deemed to pay our shareholders dividends of cash from capital transactions, AAMC will not receive an incentive fee with respect to such capital transactions dividends until a hypothetical holder of one share of our Class B Common stock acquired on the Separation Date has received with respect to such share of Class B common stock, since the Separation Date, distributions of cash that are deemed to be cash from capital transactions in an aggregate amount equal to $12.74.  For the purpose of this calculation, any Class A common stock dividend priority will be disregarded.  Thereafter, AAMC will be entitled to an incentive fee with respect to any dividends of cash from capital transactions in accordance with the calculation in the preceding paragraph.

We believe that our incentive fee arrangement with AAMC aligns the interest of AAMC with our shareholders.  Unlike incentive fee structures that pay the asset manager fees of 2% of assets under management (“AUM”), AAMC only earns incentive fees in relation to the dividends received by our shareholders.  The following graph provides a comparison of the distributions to Residential shareholders under the AAMC incentive fee structure versus an AUM-linked incentive fee structure.  Additionally, as AAMC will be a public company, our shareholders may choose to participate in the incentive fee arrangement by also investing in AAMC.

This graph assumes varying levels of annual cash available for distribution, $100,000,000 book value of assets under management and approximately 7,787,700 shares to initially be outstanding. The incentive fees will be paid out of the total cash available for distribution, impacting distributions paid.

Expense reimbursement

We will be required to reimburse AAMC on a monthly basis for the reasonable operating and overhead expenses AAMC incurs related to the Services.  We do not intend to reimburse AAMC for any compensation to be paid to Mr. Erbey in connection with his role of Chairman of AAMC.

Termination

We may not terminate the AAMC Asset Management Agreement without cause during the first 24 months of its term.  Following such 24-month period, we may terminate the AAMC Asset Management Agreement without cause upon the determination of at least two-thirds of our independent directors that (i) there has been unsatisfactory performance by AAMC that is materially detrimental to us, or (ii) the compensation payable to AAMC under the AAMC Asset Management Agreement is unreasonable, unless AAMC agrees to compensation that at least two-thirds of our independent directors determine is reasonable.

AAMC may terminate the AAMC Asset Management Agreement without cause by providing written notice to us no later than 180 days prior to the anniversary date of the AAMC Asset Management Agreement of any year during the initial term or a renewal term, and the AAMC Asset Management Agreement will terminate effective on the anniversary date of the AAMC Asset Management Agreement next following the delivery of such notice.

We will be required to pay AAMC a termination fee in the event that the AAMC Asset Management Agreement is terminated as a result of (i) a termination by us without cause, (ii) a termination by AAMC as a result of our becoming regulated as an “investment company” under the Investment Company Act, or (iii) a termination by AAMC if we default in the performance of any material term of the AAMC Asset Management Agreement (subject to a notice and cure period).

The termination fee will be equal to three times the average annual incentive fee earned by AAMC during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.  In the event the AAMC Asset Management Agreement is terminated without cause by us or for cause by AAMC, the Ocwen Servicing Agreement and the Residential Negotiated Agreements may simultaneously terminate.

Agreements with Altisource

Provided below is a brief description of the arrangements we expect to enter into with Altisource.  These arrangements may involve, or may appear to involve, conflicts of interest.  See the detailed discussion in the “Risk Factors” and “Affiliate Relationships and Related Party Transactions” sections of this document.

Altisource Master Services Agreement

See “Relationship Between Altisource and Us Following the Separation—-Altisource Master Services Agreement.”

Support Services Agreement

See “Relationship Between Altisource and Us Following the Separation—Support Services Agreement.”

Tax Matters Agreement

See “Relationship Between Altisource and Us Following the Separation—-Tax Matters Agreement.”

Trademark License Agreement

See “Relationship Between Altisource and Us Following the Separation—Trademark License Agreement.”

For additional information see “Relationship Between Altisource and Us Following the Separation.”

Ocwen Servicing Agreement

As discussed in the “Business” section, on the Separation Date, we will enter into the Ocwen Servicing Agreement.  Under this agreement, Ocwen will service the our acquired mortgage loans and provide loan modification, assisted deed-in-lieu, assisted deed-for-lease and other loss mitigation programs.  The agreement will provide for an initial term of 15 years.  In the event the AAMC Asset Management Agreement is terminated without cause by us or for cause by AAMC, the Ocwen Servicing Agreement may be terminated.

The total fees incurred by us under this agreement will be dependent upon the number and type of acquired mortgage loans that Ocwen services pursuant to the terms of the agreement.

BUSINESS

Overview

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. We were formed on July 19, 2012 by Altisource to acquire and own single-family rental assets.  Our primary sourcing strategy to obtain single-family rental assets includes acquiring sub-performing and non-performing loans as well as the direct acquisition of REO Properties. We intend to pursue opportunities to acquire single-family rental assets and sub-performing and non-performing loans throughout the United States as long as such assets meet our desired property characteristics and provide acceptable long term returns. Consequently, neither the allocation of the assets within our portfolio nor the geographic allocation of the assets will be predetermined.  In addition, we intend to make a preferred investment in NewSource. We will engage AAMC, recently formed by Altisource and being spun off on or about the same date as us, to provide us with the Services under the AAMC Asset Management Agreement.

Our Business Strategy

Our business strategy is to provide a growing stream of dividends to our shareholders by:

•                  Acquiring single-family rental assets at an attractive cost relative to the REO market through the purchase of non-performing loan portfolios.  Our goal will be to capture what we view as the positive arbitrage in today’s market between the price of non-performing loans, adjusted for carrying costs, and the value of the underlying real estate assets when sold as REO and

•                  Managing single-family rental assets nationwide at a lower cost than that of our competitors.

To help us achieve this strategy, we will leverage AAMC’s strategic relationships with Altisource and Ocwen.  These relationships provide us with what we believe are two significant competitive advantages.

First, we expect that the Ocwen Servicing Agreement will enable us to obtain single-family rental assets at a discount to the typical REO acquisition price by acquiring sub-performing or non-performing loans.  This arbitrage exists because there are extended timelines, complexities and uncertainties in managing non-performing and sub-performing loans resulting from the loan modification, foreclosure and REO sale processes.  We believe that Ocwen’s extensive mortgage servicing experience will enable us to shorten non-performing loan resolution timelines by effectively and efficiently (1) converting a portion of the non-performing loan portfolio to performing status and (2) managing the foreclosure process and timelines with respect to the remainder of the portfolio.  We also believe that Ocwen’s mortgage servicing expertise will provide us with access to a large and low cost supply of single-family rental assets.

Based on the industry experience of AAMC’s management team, we believe non-performing loans often sell at discount to the market value of the underlying property securing the loan.  We expect that a portion of the non-performing loans will be returned to performing status primarily through loan modifications.  After the loans are modified, and following a short seasoning period, we expect the borrowers to refinance these loans near the estimated value of the underlying property — generating very attractive returns for us.

Despite efforts to modify or return the mortgage loans to a performing status, we expect that a portion of these mortgage loans will enter into foreclosure, ultimately becoming REO that can be converted into single-family rental assets.  Even after considering the foreclosure expenses and the time value of money, we should be able to acquire REO through the mortgage loan default process at a discount to the typical REO acquisition price.  Additionally, as we intend to retain the majority of the underlying real estate assets, we will avoid some of the typical REO costs (such as real estate brokerage commissions).

We expect that our second competitive advantage will be our relationship with Altisource through our Altisource Master Services Agreement.  We believe that Altisource’s real property management experience and centralized vendor management model will allow us to operate single-family rental assets at a lower cost than our competitors.  Our goal is to minimize our property management expenses for a single-family rental asset so that those expenses will be similar to that for an apartment unit managed by a multi-family REIT.  Further, because of Altisource’s distributed vendor model, we can acquire assets without regard to their location or density.  This allows us to competitively bid on large sub-performing or non-performing mortgage portfolios with assets dispersed throughout the United States.  Altisource has extensive property management operational experience, managing and maintaining over 90,000 REO Properties for others over the last three years, which represents approximately $9 billion of estimated value in such properties.

While the Ocwen Servicing Agreement and Altisource Master Services Agreements are not exclusive arrangements, we believe that these relationships will provide us with significant competitive advantages with respect to acquiring and maintaining single-family rental assets.  We expect to acquire single-family rental assets with the intention to hold these assets over the long-term with a focus on developing brand and franchise value.  We also believe that the forecasted growth for the single-family rental marketplace, in combination with our projected asset management and acquisition costs and our ability to acquire assets without regard to their location or density provide us with a significant opportunity to establish the Company as a leading, externally-managed residential REIT.

Distribution Policy

All decisions regarding the declaration and payment of distributions will be at the discretion of our Board of Directors and will be evaluated from time to time in light of, among other things, our actual results of operations, financial conditions, economic conditions, debt covenants, funding or margin requirements under credit facilities, repurchase agreements or other secured and unsecured borrowing agreements, applicable provisions of the MGCL and such other factors as our Board of Directors deems relevant.

Key Investment Strategies

Single-Family Rental Assets.  Studies estimate the single-family residential rental market in the U.S. is a $3 trillion industry, accounting for approximately 52% of all residential rental units. With the continued displacement of homeowners related to foreclosures and other adverse economic circumstances, we believe the demand for single-family homes for rent will significantly increase.  In addition, studies estimate that over four million distressed loans and REO Properties will be converted to rental homes by 2015.  Despite the size of the single-family residential rental market, in our experience, the industry is generally fragmented, localized and decentralized. We believe, on the other hand, that there are significant opportunities to consolidate the market by leveraging purchasing, technology and centralized operations and management.

Our primary sourcing strategy to obtain single-family rental assets includes acquiring sub-performing and non-performing loans as well as REO Properties.

AAMC, on our behalf, has developed certain acquisition strategies for sub-performing and non-performing loans and structured the necessary supplier relationships to execute them.  One such strategy is to acquire the sub-performing and non-performing mortgage loans and use an aggressive loan modification strategy, which we expect will result in re-performing loans that will be primarily refinanced by the borrowers as well as loans that will ultimately become REO Properties incorporated into our portfolio of single-family rental assets through the foreclosure process.  This strategy requires expertise to value mortgage loans, REO Properties and residential mortgage backed securities, as well as an understanding of statistically significant collateral characteristics that are key drivers behind residential loan modifications.

To execute this strategy, AAMC has facilitated, on our behalf, the Ocwen Servicing Agreement to provide for the servicing of the mortgage loans we acquire and the maximization of the value of those mortgage loans through Ocwen’s loan modification, assisted deed-in-lieu, assisted deed-for-lease and other loss mitigation programs.  As a subprime and Alt-A mortgage loan servicer, Ocwen has a significant amount of experience with special servicing.  Ocwen’s collection strategies seek to identify payment problems at the early stage of delinquency and, if necessary, to address the delinquency in order to preserve the equity in a pre-foreclosure mortgage property.  Based on its in-depth experience as a leading mortgage servicer, Ocwen has developed a number of strategies to improve the collection process, including, a proactive consulting approach, defined call strategies, a variety of loan modification strategies and enhanced payment methods.

Ocwen is licensed to service mortgage loans in all 50 states, the District of Columbia and two U.S. territories.  Ocwen is a leading provider of residential and commercial mortgage loan servicing, special servicing and asset management services.  As of September 30, 2012, Ocwen serviced 805,427 residential loans with an aggregate unpaid principal balance of $127.1 billion.  Ocwen and its predecessors have been servicing mortgage loans since 1988.  Ocwen has been a leader in developing and implementing mortgage servicing industry best practices and utilizes advanced modeling of loan and consumer-specific resolution alternatives to reduce losses.

As the mortgage loans are modified and refinanced or become REO Properties, we expect that the value of these residential assets will increase.  For re-performing mortgage loans, we expect to monetize those loans as the borrowers refinance these loans near the estimated value of the underlying property.  This should result in attractive returns to us, given that we believe the same mortgage loans will often sell, in our management’s experience, for as low as 55% of the estimated value of the underlying property securing the loan.  For those loans which remain non-performing, we have a low cost of capital and can effectively and efficiently transition the loans through the default process.  As a result, we believe that we can acquire mortgage loans that become REO Properties at a lower cost than the cost to directly acquire REO Properties.

We also intend to make targeted investments in the single-family residential market. We will acquire REO Properties, renovate them, lease them and earn rental income. Based on our experience, we believe that the entry point for investment in single-family residential real estate is at a generational low, offering the potential for attractive returns.

To address the operational challenges of managing single family residential real estate on a nationwide basis, we will enter into the Altisource Master Services Agreement whereby Altisource will provide us with property management, leasing and construction management services.  Altisource is one of the few nationwide single-family REO management and property inspection and preservation companies.  Altisource has existing nationwide single-family asset management, property inspection and preservation, real estate brokerage and settlement services operations, primarily performed from centralized lower cost locations.  We believe that Altisource’s real property management experience and centralized vendor management model will allow us to operate single-family rental assets at a lower cost than our competitors.  Our goal is to minimize our property management expenses for a single-family rental asset so that those expenses will be similar to that for an apartment unit managed by a multi-family REIT.

While investing in REO Properties and mortgage loans offers a variety of opportunities, it is also a socially responsible initiative. Our long-term hold strategy will assist in stabilizing the housing market by reducing for-sale inventory levels.  It will also provide affordable access to housing for families that cannot otherwise buy a home and create jobs to refurbish and maintain housing.  Our loan modification strategy keeps more homeowners in their homes and avoids the economically inefficient costs of foreclosure.

Title Insurance and Reinsurance.  The acquisition of REO Properties and mortgage loans requires a detailed analysis of the chain of title and typically involves the purchase of title insurance to ensure clear and marketable title to each property.  We intend to invest in the non-voting preferred stock of NewSource for $18 million.  AAMC intends to simultaneously invest in the voting common stock of NewSource for $2 million.  Residential and AAMC will be the only owners of NewSource, and we do not anticipate that NewSource will require any additional equity capital beyond the initial capitalization.  NewSource will retain Altisource under a long-term Title Insurance Services Agreement to provide a wide range of technical underwriting services that will allow NewSource to evaluate title risk in a timely and cost effective manner.  Altisource will receive the Performance Fee after NewSource pays us a 12% preferred dividend.  Additionally, NewSource intends to enter into a Management Agreement with Marsh IAS Management Services (Bermuda) Ltd., which will allow it to avoid the cost of having any permanent employees in Bermuda or otherwise.

We believe NewSource will provide us with a stable dividend stream through insuring and reinsuring title insurance on our mortgage loans and single-family rental assets as well as the mortgage loans and real estate sourced by Altisource through its relationships with Ocwen and Lenders One, a national alliance of leading community mortgage bankers, correspondent lenders and suppliers of mortgage products and services.  By directly writing policies for us and Altisource, we expect that NewSource will retain 100% of the premium for the title insurance or reinsurance it provides.  This materially reduces NewSource’s exposure from title insurance claim-related losses since it retains a significant portion of the revenue normally paid as commissions to unaffiliated title agents to absorb any such claims.

Customers

We currently do not have any customers.

Competition

We will face competition from various companies for investment opportunities in REO Properties and sub-performing and non-performing loans, including REITs, pension funds, insurance companies, hedge funds, other investment funds and companies, partnerships and developers.  For additional information, please refer to the discussion in this section and “Risk Factors—Risks Related to Ownership of Real Estate and Real Estate Related Assets.”

Government Approval

Outside of routine business filings, we do not believe that it is necessary to obtain any government approval in order to operate our business.

Governmental Regulations

Our business is subject to numerous governmental regulations, including regulations relating to the ownership of REO Properties and sub-performing and non-performing loans and regulations governing REITs.  For additional information, please refer to the discussion in this section, “Risk Factors” and “The Separation—Certain Ongoing U.S. Federal Income Tax Matters Subsequent to the Separation.”

Compliance with Environmental Laws

As an owner of real estate and, in some cases of mortgage loans, we will be subject to various federal, state and local environmental laws, regulations and ordinances and also could be liable to third parties resulting from environmental contamination or noncompliance with respect to our properties. See the detailed discussion of these and other risks related to environmental matters are described in more detail in “Risk Factors — Risks Related to Ownership of Real Estate and Real Estate Related Assets.”

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to avail ourselves of certain exemptions from various reporting requirements of public companies that are not “emerging growth companies,” including, but not limited to an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We have not made a decision whether to avail ourselves of certain of these exemptions.

In addition, the JOBS Act provides that an “emerging growth company” can utilize an extended transition period for complying with new or revised accounting standards, allowing it to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies which are not emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Employees

We will not have any employees.  Our business will be managed and operated under the direction of our Board of Directors.

Properties and Facilities

Our principal executive offices will be Altisource Residential Corporation, c/o Altisource Asset Management Corporation, 402 Strand St., Frederiksted, United States Virgin Islands 00840-3531.

Legal Proceedings

We are not subject to any pending legal proceedings.

MANAGEMENT

Directors and Officers

Set forth below is information concerning those persons that will serve as directors and officers of Residential:

Name	Age	Position(s) with the Company
William C. Erbey	63	Chairman of the Board of Directors
Michael A. Eruzione	57	Director
Robert J. Fitzpatrick	52	Director
James H. Mullen, Jr.	54	Director
David B. Reiner	56	Director
Ashish Pandey	37	Chief Executive Officer
Rachel M. Ridley	34	Chief Financial Officer
Stephen H. Gray	42	General Counsel and Secretary

We have no employees. Our day-to-day management functions will be performed by AAMC. All of our executive officers will be employed by and receive compensation from AAMC, for the Services provided to Residential, including their service as our executive officers. The compensation received by executive officers is not paid or determined by us, but rather by AAMC. As a result, we do not have a compensation policy or program for executive officers and have not included a “Compensation Discussion and Analysis,” or “Compensation Committee Report” in this information statement.

William C. Erbey. Mr. Erbey serves as the Chairman of our Board of Directors. He has served as the Chairman of the Board of Directors of Ocwen since September 1996, Chairman of the Board of Altisource since July 2009 and Chairman of the Board of HLSS since December, 2010. Additionally, he served as Chief Executive Officer of Ocwen from January 1988 to October 2010 and as the President of Ocwen from January 1988 to May 1998. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation in various capacities including the President and Chief Operating Officer of General Electric Mortgage Insurance Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and a Masters of Business Administration from Harvard University.

Mr. Erbey’s experience in the financial services and mortgage services industries provides the Board of Directors with a perspective and insight into strategic and operational opportunities as well as economic and industry trends of relevance to the competitive positioning of the Company. In addition, his experience as the Chairman of the boards of directors of Ocwen, HLSS and Altisource demonstrates his leadership capability and business acumen.

Michael A. Eruzione. Mr. Eruzione was appointed to the Board of Directors of Residential in December 2012.  Mr. Eruzione represents major corporations as a spokesperson and as a motivational speaker and has served as the Director of Development for Athletics at Boston University in Boston, Massachusetts since 1995.  He previously served as the Director of Special Programs for Alumni Relations and Development.  From 1984 to 1994, Mr. Eruzione worked as a sports commentator for Madison Square Garden, ABC, NBC and CBS.  Mr. Eruzione was captain of the 1980 United States Olympic Hockey Team that won the gold medal in Lake Placid, NY.  Mr. Eruzione holds a Bachelor of Arts from the Boston University School of Education in Boston, Massachusetts.

Mr. Eruzione’s diverse background and experience representing major corporations provides insight to the Board of Directors, particularly with respect to the development of strategic relationships.

Robert J. Fitzpatrick. Mr. Fitzpatrick was appointed to the Board of Directors of Residential in December 2012.  Mr. Fitzpatrick has over 25 years of experience in real estate banking and structured finance and is one of the founding members of Institutional Mortgage Capital Canada, Inc. (“IMCCI”), established in 2009 as an investment platform for investors in Canadian commercial real estate debt and securities. Mr. Fitzpatrick has served as Chief Financial Officer of IMCCI since 2011. Prior to joining IMCCI, Mr. Fitzpatrick served from 1983 to 2009 in various senior managerial and executive appointments for Merrill Lynch, a financial management and advisory firm, including Head of Residential and Commercial Securitization, Managing Director of Commercial Real Estate Lending and Managing Director of Global Principal Investments. Mr. Fitzpatrick holds a Bachelor of Science in Accounting from St. John’s University in New York, New York.

Mr. Fitzpatrick’s experience in the real estate financing sector as well as knowledge regarding accounting and finance provides financial, operational and strategic expertise and guidance to the Board of Directors.

James H. Mullen, Jr. Dr. Mullen was appointed to the Board of Directors of Residential in December 2012.  Dr. Mullen has over 20 years of experience in leadership roles in higher education and has served as President of Allegheny College in Meadville, Pennsylvania since 2008. Dr. Mullen also serves on the Board of Directors and Councils of several universities including the American Council on Education, the Association of Independent Colleges & Universities in Pennsylvania, the Pennsylvania Economy League of Southwestern Pennsylvania, the Council of Independent Colleges and the National Association of Independent Colleges and Universities, Tax Policy Committee. Prior to joining Allegheny College, he served as President of Elms College in Chicopee, Massachusetts, as Chancellor of the University of North Carolina in Asheville, North Carolina and as Senior Vice President of Trinity College in Hartford, Connecticut. Dr. Mullen holds a Master of International Affairs and Security from the John F. Kennedy School of Government at Harvard University in Cambridge, Massachusetts and a Doctorate in Higher Education Administration from the University of Massachusetts in Amherst, Massachusetts.

Dr. Mullen’s tax policy knowledge and prior board of directors experience provides insights to our Board of Directors, particularly in the areas of strategic planning, finance and tax matters.

David B. Reiner. Mr. Reiner was appointed to the Board of Directors of Residential in December 2012.  Mr. Reiner is currently a Director with Regional Real Estate Investment Corporation (“RREIC”), a registered investment advisor that manages private investment funds that make opportunistic real estate investments. Prior to joining RREIC, Mr. Reiner served as a Managing Director of Grosvenor Investment Management US Inc. (“GIM”), a real estate investment fund, from 2003 to 2011. At GIM, Mr. Reiner was responsible for the development and implementation of business strategy, capital markets activities, fund and investment development, fund-raising, fund operations and investor relations. He also was a member of the Management and Investment Committees for GIM’s Investment Funds business and served on the Capital Markets Committee of Grosvenor Fund Management Ltd.  Prior to that, Mr. Reiner was a Co-founder and Managing Director of Legg Mason Real Estate Investors, Inc., from 2000 until 2003, a specialty real estate lender that provided mezzanine and bridge loans to the commercial real estate industry.  Mr. Reiner currently serves on the Board of Directors and as Chairman of the Audit Committee of HLSS.  Prior to joining the HLSS Board, he served three years on the Board of Directors of Ocwen.  He was a member of both the Audit Committee and the Nomination/Governance Committee. Mr. Reiner holds a Bachelor of Arts from the University of South Carolina in Columbia, South Carolina and a Juris Doctorate from George Mason University School of Law in Fairfax, Virginia. He also completed graduate work in international affairs and economics at the Fletcher School of Law & Diplomacy at Tufts University in Medford, Massachusetts and the Johns Hopkins School of Advanced International Studies in Washington, DC.

Mr. Reiner’s real estate investment expertise, particularly with respect to capital market activities, investment strategies and funding operations, provides insights to the Board of Directors. In addition, his background in economics and public company audit committee experience enable him to provide guidance to the Board of Directors in overseeing financial and accounting aspects of our operations.

Ashish Pandey.  Mr. Pandey will serve as the Chief Executive Officer of Residential.  He will also serve as the Chief Executive Officer of AAMC.   Mr. Pandey currently serves as the Chief Executive Officer of Correspondent One, an affiliate of Altisource engaged in the acquisition and secondary marketing of government loans, and he will resign from that position on the Separation Date. He previously served as Executive Vice President of Ocwen from July 2008 to August 2011 and was responsible for the oversight of asset management vehicles and capital deployment for mortgage servicing portfolio acquisitions for Ocwen. He served as

Treasurer and Director of Corporate Strategy from February 2005 to July 2008 for Ocwen. From May 2002 to October 2003, Mr. Pandey served as an Associate Consultant with Tata Strategic Management Group. He holds a Bachelor’s of Science in Engineering from the S.G.S. Institute of Technology and Science and a Masters of Business Administration from the Indian Institute of Management.

Rachel M. Ridley.  Ms. Ridley serves as the Chief Financial Officer of Residential.  She will also serve as the Chief Financial Officer for AAMC.  Prior to joining AAMC, she served as Senior Manager in Assurance Services, Asset Management for PricewaterhouseCoopers LLC, an accounting firm, since 2008 and various positions within PwC from 2000 to 2008.  Ms. Ridley is a Certified Public Accountant (Maryland).  She holds a Bachelor of Business Administration from Emory University and a Master in Professional Accounting from the University of Texas at Austin.

Stephen H. Gray.  Mr. Gray serves as the General Counsel and Secretary of Residential. He also serves as the General Counsel and Secretary of AAMC. Prior to joining AAMC, Mr. Gray was General Counsel and Secretary of LaBranche & Co Inc., a publicly traded financial services company in New York, New York, from May 2004 to December 2011, and was a consulting attorney for The Nielsen Company, a global information and measurement company, during 2012. From June 1998 to May 2004, Mr. Gray was a corporate and securities attorney at the law firm Fulbright & Jaworski L.L.P. in New York, New York, specializing in, among other things, securities offerings, mergers and acquisitions and general corporate reporting for public and private companies. From January 1996 to June 1998, he was a corporate and securities attorney at the law firm Brock, Silverstein & McAuliffe, LLC, in New York, New York. He holds a Bachelor of Arts in History from Hobart College and a Juris Doctorate from Widener University School of Law.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

We initially intend to have a Board of Directors that consists of five directors. William C. Erbey is the Chairman of the Board of Directors of Residential. Mr. Erbey is also the Chairman of the Board of Directors of AAMC, and he will continue to serve in his role as the Chairman of the Board of Directors of Altisource, Ocwen and HLSS. Other than Mr. Erbey, no directors of Altisource will become directors of Residential. In addition to Mr. Erbey, directors of Residential will include Michael A. Eruzione, Robert J. Fitzpatrick, James H. Mullen, Jr. and David B. Reiner.

We expect our Board of Directors to adopt Corporate Governance Guidelines that, along with the Charters of our Board committees and our Code of Conduct for employees and directors, will provide the framework for the governance of our company.

Meetings of the Board of Directors

We anticipate that the Board of Directors will play an active role in overseeing the management of the Company and representing the interests of the shareholders.

Director Independence

We plan for our Corporate Governance Guidelines to provide that our Board of Directors must be comprised of a majority of directors who qualify as independent directors under the listing standards and timing of the NYSE and applicable law.

We anticipate that our Board of Directors will review annually the direct and indirect relationships that we have with each Director. Only those directors who will be determined by our Board of Directors to have no material relationship with Residential will be considered independent directors. This determination will be based in part on analysis of categorical questionnaire responses that follow the independence standards established by the NYSE and will be subject to additional qualifications prescribed under its listing standards and applicable law.

Committees of the Board of Directors

Our Board of Directors will establish an Audit Committee and a Nomination/Governance Committee. We provide a brief description of our expectations for these Committees below.

Audit Committee. The Audit Committee of our Board of Directors will oversee the relationship with our independent registered certified public accounting firm, review and advise our Board of Directors with respect to reports by our independent registered certified public accounting firm, monitor our compliance with laws and regulations applicable to our operations including the evaluation of significant matters relating to the financial reporting process and our system of internal accounting controls and the review of the scope and results of the annual audit conducted by the independent registered certified public accounting firm. Each member of our Audit Committee will be independent as defined in regulations adopted by the SEC and the listing standards of the NYSE.. Our Board of Directors also will appoint only financially literate members to our Audit Committee, will require that at least one of its members possess accounting or related financial management expertise within the meaning of the listing standards of the NYSE and will ensure that at least one of its members qualifies as an audit committee financial expert as that term is defined in SEC rules implementing requirements of the Sarbanes-Oxley Act. Our Audit Committee will operate under a written charter to be approved by our Board of Directors, a copy of which will be available on our website at www.altisourceresi.com and will be available in print to any shareholder who requests it.

Compensation Committee. The Compensation Committee of our Board of Directors will oversee our compensation in accordance with all applicable rules and regulations. Our Compensation Committee will be responsible for evaluating annually the appropriate form and amount of compensation for Board of Directors and Committee service by members of the Board of Directors. Pursuant to the AAMC Asset Management Agreement, AAMC provides us with a management team, including a Chief Executive Officer, and is responsible for the selection, compensation and performance review of such Chief Executive Officer and other executive officers. As such, our Compensation Committee will not be responsible for the selection, compensation and performance review of a Chief Executive Officer and other executive officers. In addition, we will not have any incentive compensation, equity-based or employee benefit plans that are subject to Board or Committee approval.

Each member of our Compensation Committee will be independent. Our Compensation Committee will operate under a written charter approved by our Board of Directors, a copy of which will be available on our website at www.altisourceresi.com and will be available in print to any shareholder who requests it. Our Compensation Committee will have the authority, at our expense, to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities.

Nomination/Governance Committee.  The Nomination/Governance Committee of our Board of Directors will make recommendations to our Board of Directors of individuals qualified to serve as directors and committee members for our Board of Directors; advise our Board of Directors with respect to Board of Directors’ composition, procedures and committees; develop and present our Board of Directors with a set of corporate governance principles and oversee the evaluation of our Board of Directors. Each member of our Nomination/Governance Committee will be independent as defined in the listing standards of the NYSE. Our Nomination/Governance Committee will operate under a written charter approved by our Board of Directors, a copy of which will be available on our website at www.altisourceresi.com and will be available in print to any shareholder who requests it.

It will be the policy of our Nomination/Governance Committee to consider candidates for director recommended by our shareholders. In evaluating all nominees for director, our Nomination/Governance Committee will take into account the applicable requirements for directors under the Exchange Act, as amended, and the listing standards of the NYSE. In addition, our Nomination/Governance Committee will take into account our best interests as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors. The Nomination/Governance Committee regularly will assess the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for director will then be identified. We anticipate that candidates may come to the attention of the Nomination/Governance Committee through current members of our Board of Directors, professional search firms, shareholders or industry sources. In evaluating the candidate, we anticipate that the Nomination/Governance Committee will consider factors other than the candidate’s qualifications including the current composition of the Board of Directors, the number of independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, we anticipate that the Nomination/Governance Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Nomination/Governance Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors will determine the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should a shareholder recommend a candidate for director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee.

If a shareholder wants to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, the shareholder will be able to do so by writing to Residential c/o Altisource Asset Management Corporation, Attention: Corporate Secretary, 402 Strand St., Frederiksted, United States Virgin Islands 00840-3531. The shareholder should provide each proposed nominee’s name, biographical data and qualifications. Such recommendation also should include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director.

Corporate Governance Guidelines

The Corporate Governance Guidelines to be adopted by our Board of Directors will provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines will cover topics including director qualification standards, Board and committee composition, director responsibilities, director access to independent advisors, director compensation and director orientation and continuing education.

Our Nomination/Governance Committee will review our Corporate Governance Guidelines at least once a year and, if necessary, recommend changes to the Guidelines to our Board of Directors. Our Corporate Governance Guidelines will be available on our website at www.altisourceresi.com and will be available in print to any shareholder who requests them.

Communications with Directors

If a shareholder desires to contact our Board of Directors or any individual director regarding Residential, the shareholder may do so by mail addressed to Altisource Residential Corporation, c/o Altisource Asset Management Corporation, Attention:  Corporate Secretary, 402 Strand St., Frederiksted, United States Virgin Islands 00840-3531. Communications received in writing will be distributed to our Board of Directors or to individual directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Ethics

We will adopt a Code of Business Conduct and Ethics that applies to our directors and officers. Any waivers from the Code of Business Conduct and Ethics will need to be approved by our Board of Directors or a Board committee and will need to be promptly disclosed to our shareholders.  The Code of Business Conduct and Ethics will be available on our website at www.altisourceresi.com and will be available in print to any shareholder who requests a copy by writing to Residential c/o Altisource Asset Management Corporation, Attention: Corporate Secretary, 402 Strand St., Frederiksted, United States Virgin Islands 00840-3531.  Any amendments to the Code of Business Conduct and Ethics as well as any waivers that are required to be disclosed under the rules of the SEC, will be posted on our website.

BOARD OF DIRECTORS’ COMPENSATION

Compensation

We will provide compensation to our directors as determined by resolution of the Altisource Board of Directors prior to the Separation.  We anticipate that any director compensation may be prorated for a director serving less than a full term as in the case of a director joining the Board of Directors after an Annual Meeting of Shareholders. Directors will be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees. Directors’ compensation will be subject to review and may be adjusted from time to time. As of the date of this information statement, we have not provided any compensation or reimbursements to our directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 30, 2012 giving effect to the Separation Ratio for each share of Altisource common stock held by:

•	each director of Residential;
•	all directors of Residential as a group and
•	all persons known by Residential to beneficially own 5% or more of our outstanding common stock.

The table is based upon information supplied to us by directors, executive officers and principal shareholders of Altisource and filings under the Exchange Act, as amended.

Shares Beneficially Owned as of November 30, 2012(1)

Name and Address of Beneficial Owner:	Amount	Percent
Principal Shareholders (other than directors):
Leon G. Cooperman(2)	581,900	7.47%
Barry N. Wish(3)	422,795	5.43%
Wellington Management Company, LLP(4)	487,198	6.26%

Directors:
William C. Erbey(5)	2,226,857	27.71%
Michael A. Eruzione	—	—%
Robert J. Fitzpatrick	—	—%
James H. Mullen, Jr.	—	—%
David B. Reiner	—	—%
All Directors as a Group	2,226,857	27.71%

(1)

For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she directly or indirectly has, or shares, voting power or investment power as defined in the rules promulgated under the Exchange Act, as amended. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. No shares have been pledged as security by our directors.

(2)

Based on information contained in a Schedule 13G/A filed with the SEC on February 1, 2012 by Leon G. Cooperman. Includes 346,300 shares (giving effect to the Separation) as to which sole voting power is claimed and 346,300 shares (giving effect to the Separation) as to which sole dispositive power is claimed. Mr. Cooperman’s address is 2700 North Military Trail, Suite 230, Boca Raton, FL 33431.

(3)

Based on information contained in a Schedule 13D/A filed jointly by Barry N. Wish, Wishco, Inc., a Delaware corporation (“Wishco”), and Barry Wish Family Foundation, Inc., a Florida non-profit corporation (“Foundation”), with the SEC on September 14, 2012. Includes (i) 16,822 shares (giving effect to the Separation) owned by Barry N. Wish directly, (ii) 0 shares (giving effect to the Separation) owned by Foundation, which is controlled by Mr. Wish, and (iii) 405,973 shares (giving effect to the Separation) owned by Wishco, which is controlled by Mr. Wish pursuant to his ownership of 93.0% of the common stock thereto. Mr. Wish’s address is 1661 Worthington Road, Suite 100, West Palm Beach, FL 33409.

(4)

Based on information contained in a Schedule 13G filed with the SEC on February 14, 2012 by Wellington Management Company, LLP (“Wellington Management”). Includes 487,198 shares (giving effect to the Separation) which are held of record by clients of Wellington Management and of which Wellington Management, in its capacity as an investment adviser, may be deemed to beneficially own. Wellington Management’s address is 280 Congress Street, Boston, MA 02210.

(5)

Includes 1,376,763 shares (giving effect to the Separation) held by FF Plaza Partners, a Delaware partnership, of which the partners are William C. Erbey, his spouse, E. Elaine Erbey, and Delaware Permanent Corporation, a corporation wholly owned by William C. Erbey. Mr. and Mrs. William C. Erbey share voting and dispositive power with respect to the shares owned by FF Plaza Partners and to 606 shares (giving effect to the Separation) held jointly. Also includes 601,078 shares (giving effect to the Separation) held by Erbey Holding Corporation, a corporation wholly owned by William C. Erbey and includes options to acquire 248,242 shares (giving effect to the Separation) which are exercisable on or within 60 days after November 30, 2012 and 125 unvested restricted stock units (giving effect to the Separation). Mr. Erbey’s address is 402 Strand St., Frederiksted, VI 00840-3531.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

William C. Erbey, who is our Chairman of the Board of Directors, is currently, and is expected to remain, the Chairman of the Board of Altisource, Ocwen, HLSS and AAMC. As a result, he will have obligations to us as well as to Altisource, Ocwen, HLSS and AAMC and may have conflicts of interest with respect to matters potentially or actually involving or affecting us and Altisource, Ocwen, HLSS and AAMC. Mr. Erbey will own substantial amounts of AAMC and our common stock and options and owns substantial amounts of Altisource, Ocwen and HLSS common stock and Altisource and Ocwen stock options because of his relationships with Altisource, Ocwen and HLSS.  As of September 30, 2012, Mr. Erbey is the beneficial owner of the following:

Entity	Common shares	% of common shares outstanding	Vested stock options	Unvested stock options
Altisource	5,936,655	25.4%	772,958	150,000
Ocwen	17,775,005	13.2%	2,318,865	2,450,000
HLSS	862,388	2.8%	—	—

As the distribution of Residential and AAMC will be on a pro rata basis, Mr. Erbey’s ownership percentage in Residential and AAMC will be the same as his ownership percentage in Altisource at the time of the Separation.  In the event that the Board of Directors determines that Mr. Erbey’s ownership percentage in Residential should be reduced in order to preserve our status as a REIT, we may seek to exchange a portion of the shares of our common stock held by Mr. Erbey for limited partnership interests in the Partnership.

David B. Reiner, who will serve as a director on our Board of Directors, currently serves on the Board of Directors for HLSS.  As of September 30, 2012, Mr. Reiner is the beneficial owner of the following:

Entity	Common shares	% of common shares outstanding	Vested stock options	Unvested stock options
HLSS	4275	.01%	—	—

None of our other directors or officers at the time of the Separation will have any role with or relationship to Altisource, Ocwen, HLSS or AAMC.

In addition, see “Relationship Between Altisource and Us Following the Separation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Other Matters,” “Business—Our Business Strategy” and “Business—Title Insurance and Reinsurance” for a description of the intercompany agreements that will exist between Altisource, AAMC, Ocwen, NewSource and us following the Separation.  We have no direct relationship with HLSS.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain terms of the capital stock of Residential describes the material provisions of our Charter, the form of which is or will be included as an exhibit to our registration statement on Form 10. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, our Charter, Bylaws and by applicable provisions of law.

Authorized Capital Stock

Under our Charter, we are authorized to issue 300,000,000 shares of common stock, consisting of 200,000,000 shares of common stock, par value $0.01 per share, of which 100,000,000 shares are classified as Class A common stock and 100,000,000 shares are classified as Class B common stock, and 100,000,000 shares of preferred stock, par value $0.01 per share. Based on the number of shares of Altisource common stock outstanding on [   ], 2012, approximately 7,787,700 shares of Residential common stock will be issued to shareholders of Altisource on the Separation Date although the actual number of shares of Residential common stock to be issued will be determined as of the Record Date. All of the shares of Residential common stock to be distributed to Altisource shareholders in the Separation will be fully paid and non-assessable.

Common Stock

Each holder of common stock will be entitled to one vote for each share of common stock held on all matters voted on by shareholders.  The holders of Class A common stock and Class B common stock will vote together as a single class.

Class A Common Stock

The Dividend Priority

In the event we decide to grow our business, we will evaluate a number of potential capital raising alternatives, including the issuance and sale of shares of Class A common stock.  Because our decision to issue equity through accessing the capital markets will depend on market conditions and other factors beyond our control, we cannot predict or estimate our future capital structure.  Beginning on the date Class A common stock is first issued and ending on the third anniversary of such issuance (the “Priority Period”), holders of Class A common stock shall be entitled to receive, prior to any distribution to the holders of Class B common stock, cumulative dividends in an amount equal to $0.644 per year (the “Priority Distribution”).

Class B Common Stock

Dividends

Prior to the commencement of the Priority Period, holders of Class B common stock shall be entitled to receive unsubordinated dividends. During the Priority Period, after the holders of Class A common stock have received an amount equal to the Priority Distribution, the holders of Class B common stock shall be entitled to receive, prior to any further distributions to the holders of Class A common stock, cumulative dividends in an amount equal to the Priority Distribution. After the holders of Class B common stock have received an amount equal to the Priority Distribution, the holders of Class A common stock and Class B common stock shall receive distributions on a pro rata basis.

Conversion

Upon termination of the Priority Period, the shares of Class B common stock will be converted into shares of Class A common stock on a one-for-one basis.

Preferred Stock

Our Board of Directors, in its sole discretion, may set the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of any preferred stock that we issue.  Currently, no shares of preferred stock are outstanding.

Restrictions on Ownership and Transfer of Our Capital Stock

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, among other purposes, our Charter prohibits, with certain exceptions, any shareholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock, or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Our Board of Directors may, at its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, waive the 9.8% ownership limit with respect to a particular shareholder, as we anticipate it will for William C. Erbey, if such ownership will not then or in the future jeopardize our qualification as a REIT, or decrease the 9.8% ownership limit if needed in order to maintain our qualification as a REIT. Our Charter also prohibits any person from, among other things, beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause us to fail to qualify as a REIT.

Our Charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer of shares of our capital stock would result in our capital stock being beneficially owned by fewer than 100 persons or the transfer to a charitable trust would be ineffective for any reason to prevent a violation of the other restrictions on ownership and transfer of our capital stock, the transfer resulting in such violation will be void.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock immediately following the Separation will be American Stock Transfer & Trust Company.

Listing

We have been approved to list our common stock that you will receive in the Separation on the NYSE under the symbol “RESI.”

CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS

Set forth below is a summary of certain provisions of our Charter and Bylaws and applicable provisions of the MGCL. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, our Charter, Bylaws and applicable provisions of the MGCL.

Our Board of Directors

Our Charter and Bylaws provide that the number of directors we have may be established only by our Board of Directors but may not be fewer than the minimum required under the MGCL, which is one. Subject to the terms of any class or series of preferred stock, vacancies on our Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

At each Annual Meeting of Shareholders, our shareholders will elect each of our directors to serve until the next Annual Meeting of Shareholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of directors is sufficient to elect a director and holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each Annual Meeting of Shareholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors at any annual meeting.

Removal of Directors

Our Charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast on the election of directors. This provision, when coupled with the exclusive power of our Board of Directors to fill vacancies on our Board of Directors, precludes shareholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested shareholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the corporation’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested shareholder becomes an interested shareholder.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast by shareholders on the matter, excluding the holders of shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority or (C) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an “acquiring person statement” as described in the MGCL), may compel our Board of Directors to call a Special Meeting of Shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things, (a) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the Charter or Bylaws of the corporation.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Meetings of Shareholders

Pursuant to our Bylaws, a meeting of our shareholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our Board of Directors. The Chairman of our Board of Directors or our Board of Directors may call a Special Meeting of our Shareholders. Subject to the provisions of our Bylaws, a Special Meeting of our Shareholders to act on any matter that may properly be brought before a meeting of our shareholders will also be called by our secretary upon the written request of the shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our Bylaws. Our secretary will inform the requesting shareholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting shareholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Shareholder Action by Written Consent

Our Charter allows for shareholder action by unanimous written consent in lieu of a meeting.

Amendment to Our Charter and Bylaws

Except for amendments to the provisions of our Charter relating to the removal of directors and the restrictions on ownership and transfer of our shares of stock, and the vote required to amend these provisions (each of which must be advised by our Board of Directors and approved by the affirmative vote of shareholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our Charter generally may be amended only if advised by our Board of Directors and approved by the affirmative vote of shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that nominations of individuals for election to our Board of Directors and the proposal of other business to be considered by shareholders may be made at an annual meeting of stockholders  (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by any shareholder who was a shareholder of record both at the time of giving of notice by the shareholder required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business, and who has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in our Bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our Board of Directors may be made at a special meeting of shareholders at which directors are to be elected only (1) by or at the direction of our Board of Directors or (2) provided that the meeting has been called for the purpose of electing directors, by any shareholder who was a shareholder of record both at the time of giving the notice required by our Bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in our Bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our Charter and Bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our shareholders, including business combination provisions, stock ownership limitations, supermajority vote requirements and advance notice requirements for director nominations and shareholder proposals. Likewise, if the provision in the Bylaws opting out of the control share acquisition provisions of the MGCL were rescinded these provisions of the MGCL could have similar anti-takeover effects.

REIT Qualification

Our Charter provides that our Board of Directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

INDEMNIFICATION OF DIRECTORS

The following summary of material terms is qualified in its entirety by reference to the complete text of our Charter and Bylaws.

Under our Charter and Bylaws, we will indemnify our directors to the fullest extent permitted by Maryland law unless it is ultimately determined by a final adjudication that such indemnitee was not entitled to indemnification.

We may enter into indemnification agreements with each of our directors to provide for indemnification and expense advancement (except in cases where we are party to a proceeding against a director) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. We expect any such agreement to provide that we will indemnify each director against claims arising out of such director’s service to Residential except for any claim as to which the director is adjudged in a final and non-appealable judgment to have committed willful misconduct or in the case of fraud or dishonesty by the director. We also expect any such agreement to provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that such indemnitee is not entitled to indemnification.

The Board of Directors of Residential (if a majority of directors are disinterested in the claim under which the director is seeking indemnification) or an independent counsel will determine whether an indemnification payment or expense advance should be made in any particular instance and the director seeking indemnification may challenge such determination. Indemnification and advancement of expenses generally will not be made in connection with proceedings brought by an indemnitee against Residential.

Residential may purchase and maintain insurance on behalf of any person who is or was a director or agent of Residential or is or was serving at the request of Residential as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by that person in any such capacity or arising out of his or her status as such, whether or not Residential would have the power to indemnify that person against such liability under the provisions set forth in the Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Residential and our common stock, please refer to the registration statement including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, DC 20549, as well as on the website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information contained on any website referenced in this information statement is not incorporated by reference into this information statement or the registration statement of which this information statement is a part. Our website address is included in this information statement as an inactive textual reference only.

After the Separation, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. Our future filings will be available from the SEC as described above.

After the Separation, we will make available free of charge most of our future SEC filings through our website www.altisourceresi.com as soon as reasonably practicable after we file these materials with the SEC. You may also request a copy of our future SEC filings at no cost, by writing or telephoning us at:

Altisource Residential Corporation

c/o Altisource Asset Management Corporation

402 Strand St.

Frederiksted, United States Virgin Islands 00840-3531

Telephone: (340) 692-1055

Attention: Corporate Secretary

We will furnish our shareholders with annual reports containing financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent registered certified public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the General Partner of Altisource Residential, L.P.

We have audited the accompanying balance sheet of Altisource Residential, L.P. (a development stage partnership) (the “Partnership”) as of September 30, 2012, and the related statements of changes in equity and cash flows for the period from June 7, 2012 (date of inception) to September 30, 2012.  These financial statements are the responsibility of the Partnership’s general partner.   Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements referred to the above present fairly, in all material respects, the financial position of Altisource Residential, L.P. as of September 30, 2012 and its cash flows for the period from June 7, 2012 (date of inception) to September 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

The Partnership is in the developmental stage at September 30, 2012.  As discussed in Note 1 to the financial statements, successful completion of the Partnership’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including obtaining adequate capital to execute its acquisition strategy and achieving a level of revenues adequate to support the Partnership’s cost structure.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
November 21, 2012

ALTISOURCE RESIDENTIAL, L.P.

(A Development Stage Partnership)

BALANCE SHEET

September 30, 2012

ASSETS

Cash	$500,000
Total assets	500,000

Commitments and contingencies (Note 2)

EQUITY

Capital contribution	$500,000
Total equity	$500,000

The accompanying notes are an integral part of these financial statements.

ALTISOURCE RESIDENTIAL, L.P.

(A Development Stage Partnership)

STATEMENT OF CHANGES IN EQUITY

For the Period from June 7, 2012 (date of inception) to September 30, 2012

Total Equity
Balance, June 7, 2012	$—
Capital contribution	500,000
Balance, September 30, 2012	$500,000

The accompanying notes are an integral part of these financial statements.

ALTISOURCE RESIDENTIAL, L.P.

(A Development Stage Partnership)

STATEMENT OF CASH FLOWS

For the Period from June 7, 2012 (date of inception) to September 30, 2012

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from capital contribution	$500,000
Net cash provided by financing activities	$500,000

Net change in cash	500,000

Cash at the beginning of the period	—
Cash at the end of the period	$500,000

The accompanying notes are an integral part of these financial statements.

ALTISOURCE RESIDENTIAL, L.P.

(A Development Stage Partnership)

NOTES TO FINANCIAL STATEMENTS

1.                    ORGANIZATION AND BASIS OF PRESENTATION

Organization and Separation from Altisource Portfolio Solutions S.A.

On April 26, 2012, the Board of Directors of Altisource Portfolio Solutions S.A. (“Altisource”) authorized management to pursue a separation of its development stage single-family rental assets business. In contemplation thereof, Altisource formed Altisource Residential, L.P. (the “Partnership”) on June 7, 2012 which will serve as the operating partnership that will acquire and hold the assets on behalf of Residential (defined below). The Partnership is in the development stage and has not commenced operations. Altisource Portfolio Solutions, Inc. (“APSI”), a wholly owned subsidiary of Altisource, is the Partnership’s sole limited partner. Altisource Residential GP, LLC (“GP”), a Delaware limited liability company, is the general partner of the Partnership.  GP and APSI have a 1% and 99% partnership interest, respectively, in the Partnership. On October 1, 2012, Altisource Residential GP Member, LLC assigned the ownership of Altisource Residential GP, LLC, the general partner of Altisource Residential, L.P., to Residential.  Altisource Residential GP, LLC has assets of $1, no liabilities and no operations.

Altisource intends to distribute their shares of Altisource Residential Corporation (“Residential”) to Altisource’s shareholders in the form of a dividend, and create a separate public company (the “Separation”).  Residential, formed on July 19, 2012, has no assets or liabilities, has not commenced operations, and will conduct its operations through the Partnership beginning immediately after the Separation.  In conjunction with the Separation, Altisource will also contribute the limited partner interest in the Partnership to Residential. The Separation is subject to certain conditions including, but not limited to, necessary regulatory approvals and final approval by Altisource’s Board of Directors.

The Partnership’s activities will be externally managed by Altisource Asset Management Corporation (“AAMC” or “the Manager”), a newly-formed development stage company incorporated in the United States Virgin Islands, established to provide asset management and corporate governance services (the “Services”) to the us and the Partnership, pursuant to a 15-year asset management agreement (the “AAMC Asset Management Agreement”).

Unless the context otherwise requires, references in these notes to the audited Financial Statements to “we,” “us,” “our,” and “our company” refer to Altisource Residential, L.P. References in these notes to the audited financial statements to “Altisource” or “parent” refers to Altisource Portfolio Solutions S.A., a Luxembourg société anonyme, and its consolidated subsidiaries (other than the Partnership), unless the context otherwise requires.

Our Business

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. We were formed on July 19, 2012 by Altisource to acquire and own single-family rental assets.  Our sourcing strategy to obtain rental assets includes acquiring sub-performing and non-performing loans as well as single-family homes acquired at or following the foreclosure sale.

The Company has not commenced operations and does not intend to do so until immediately after the Separation. When it does commence operations, it will primarily operate in the property acquisition and management services industry and has no other reportable segments.

Basis of presentation

Subsequent to the Separation, we will immediately commence operations and begin to incur costs as a result of becoming a subsidiary of an independent publicly traded company. Accordingly, these financial statements are not indicative of our future performance and do not reflect what our results of operations, financial position and cash flows would have been had we commenced our business and operated as an independent, publicly traded company during the period from June 7, 2012 (date of inception) to September 30, 2012.

2.                    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our significant accounting policies are summarized below.

Basis of accounting

The financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

ALTISOURCE RESIDENTIAL, L.P.

(A Development Stage Partnership)

NOTES TO FINANCIAL STATEMENTS (continued)

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent liabilities in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Cash

Cash includes demand deposits with financial institutions.

Fair value of financial instruments

The fair value of financial instruments, which primarily include cash, are carried at amounts that approximate their fair value due to the short-term nature of these amounts.

Commitments and contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. We are not aware of any litigation or other contingencies that would have an adverse impact on our financial statements.

3.                    SUBSEQUENT EVENTS

There have been no subsequent events requiring disclosure through November 21, 2012; the date the financial statements were available to be issued.